Exhibit 10.13

Executed Copy

Published CUSIP Numbers:	67020NAE4 (Facility)
67020NAF1 (Revolver)
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of October 15, 2021
by and among
NSTAR ELECTRIC COMPANY
(DOING BUSINESS AS EVERSOURCE ENERGY),
as the Borrower,
BARCLAYS BANK PLC,
as Administrative Agent and Swing Line Lender,
and
THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

BOFA SECURITIES, INC.,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
TD SECURITIES (USA) LLC,
U.S. BANK NATIONAL ASSOCIATION,
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
[Cover Page Continues]

Cover Page to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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BANK OF AMERICA, N.A.,
as Syndication Agent
and
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA,
MIZUHO BANK, LTD.
MUFG BANK, LTD.
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
U.S. BANK NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
[Cover Page Ends]
ii
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Table of Contents to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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§–6.01	Existence, Qualification and Power	51
§–6.02	Authorization; No Contravention	51
§–6.03	Governmental Authorization; Other Consents	52
§–6.04	Binding Effect	52
§–6.05	Financial Statements; No Material Adverse Effect	52
§–6.06	Litigation	52
§–6.07	No Default or Event of Default	52
§–6.08	Ownership of Property; Liens	52
§–6.09	Environmental Compliance	53
§–6.10	Insurance	53
§–6.11	Taxes	53
§–6.12	ERISA Compliance	53
§–6.13	Subsidiaries	54
§–6.14	Use of Proceeds; Margin Regulations; Investment Company Act	54
§–6.15	Disclosure	54
§–6.16	Compliance with Laws	55
§–6.17	Solvency	55
§–6.18	Taxpayer Numbers and Other Information	55
§–6.19	Sanctions Concerns; Anti-Corruption Laws	55
§–6.20	Affected Financial Institutions	55
§–6.21	Beneficial Ownership Regulation	55
ARTICLE VII — AFFIRMATIVE COVENANTS
§–7.01	Financial Statements	56
§–7.02	Certificates; Other Information	56
§–7.03	Notices	58
§–7.04	Payment of Taxes	58
§–7.05	Preservation of Existence, Etc.	58
§–7.06	Maintenance of Properties	59
§–7.07	Maintenance of Insurance	59
§–7.08	Compliance with Laws	59
§–7.09	Books and Records	59
§–7.10	Inspection Rights	59
§–7.11	Use of Proceeds	59
§–7.12	Further Assurances	60
§–7.13	Conduct of Business	60
§–7.14	Governmental Approvals	60
§–7.15	Anti-Corruption Laws	60
ARTICLE VIII — NEGATIVE COVENANTS
§–8.01	Liens	60
§–8.02	Fundamental Changes	62
§–8.03	Change in Nature of Business	62
§–8.04	Transactions with Affiliates and Insiders	62
§–8.05	Use of Proceeds	63
§–8.06	Consolidated Indebtedness to Capitalization Ratio	63
§–8.07	Compliance with ERISA	63
§–8.08	Interests in Nuclear Plants	63

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§–8.09	Financing Agreements	63
§–8.10	Sanctions	63
§–8.11	Anti-Corruption Laws	64
ARTICLE IX — EVENTS OF DEFAULT AND REMEDIES
§–9.01	Events of Default	64
§–9.02	Remedies Upon Event of Default	65
§–9.03	Application of Funds	66
ARTICLE X — ADMINISTRATIVE AGENT
§–10.01	Appointment and Authority	66
§–10.02	Rights as a Lender	67
§–10.03	Exculpatory Provisions	67
§–10.04	Reliance by Administrative Agent	68
§–10.05	Delegation of Duties	68
§–10.06	Resignation of Administrative Agent	68
§–10.07	Non-Reliance on the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Other Lenders	69
§–10.08	No Other Duties; Etc.	70
§–10.09	Administrative Agent May File Proofs of Claim	70
§–10.10	Lender ERISA Representations	71
§–10.11	Recovery of Erroneous Payments	72
ARTICLE XI — MISCELLANEOUS
§–11.01	Amendments, Etc.	72
§–11.02	Notices and Other Communications; Facsimile Copies	74
§–11.03	No Waiver; Cumulative Remedies; Enforcement	76
§–11.04	Expenses; Indemnity; and Damage Waiver	76
§–11.05	Payments Set Aside	77
§–11.06	Successors and Assigns	78
§–11.07	Treatment of Certain Information; Confidentiality	81
§–11.08	Set-off	82
§–11.09	Interest Rate Limitation	83
§–11.10	Integration; Effectiveness	83
§–11.11	Survival of Representations and Warranties	83
§–11.12	Severability	83
§–11.13	Replacement of Lenders	83
§–11.14	Governing Law; Jurisdiction; Etc.	84
§–11.15	Waiver of Right to Trial by Jury	85
§–11.16	Electronic Execution; Electronic Records; Counterparts	85
§–11.17	USA Patriot Act; Beneficial Ownership Regulation	86
§–11.18	No Advisory or Fiduciary Relationship	87
§–11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	87
§–11.20	Acknowledgement Regarding any Supported QFCs	87
§–11.21	Amendment and Restatement; Reallocation; New Lenders	88

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Schedules to Credit Agreement:
Schedule 2.01	Revolving Commitments and Applicable Percentages
Schedule 6.11	Tax Sharing Agreements
Schedule 6.13	Subsidiaries
Schedule 6.18	Taxpayer and Organizational Identification Numbers; Legal Name; State of Formation; Principal Place of Business
Schedule 8.01	Liens Existing on the Effective Date
Schedule 11.02	Certain Addresses for Notices
Exhibits to Credit Agreement:
Exhibit 2.02	[Form of] Revolving Loan Notice
Exhibit 2.03	[Form of] Swing Line Loan Notice
Exhibit 2.04	[Form of] Prepayment Notice
Exhibit 2.10–A	[Form of] Revolving Note
Exhibit 2.10–B	[Form of] Swing Line Note
Exhibit 3.01–A-D	[Form of] U.S. Tax Compliance Certificates
Exhibit 7.02	[Form of] Compliance Certificate
Exhibit 11.06	[Form of] Assignment and Assumption

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of October 15, 2021 (the “Effective Date”), by and among NSTAR ELECTRIC COMPANY, a Massachusetts corporation doing business as Eversource Energy (the “Borrower”), the Lenders (as defined herein) from time to time party hereto, and BARCLAYS BANK PLC, as Administrative Agent and Swing Line Lender.
R E C I T A L S
WHEREAS, the Borrower has requested that the Lenders provide Six-Hundred Fifty Million Dollars ($650,000,000) in revolving credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms, and subject to the conditions, set forth herein; and
WHEREAS, this Agreement is given in amendment to, restatement of, and substitution for, the Existing Credit Agreement (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, each of the parties hereto hereby covenants and agrees as follows:
A G R E E M E N T
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“364-Day Maturity Date” has the meaning specified in the definition of “Revolving Loan Maturity Date” below.
“Additional Arranger” means each of Citibank, N.A., Goldman Sachs Bank USA, Mizuho Bank, Ltd., MUFG Bank, Ltd., TD Securities (USA) LLC, U.S. Bank National Association and Wells Fargo Securities, LLC.
“Additional Arranger Fee Letter” means that certain fee letter agreement, dated as of September 20, 2021, by and among the Borrower, Eversource, and each of the Additional Arrangers.
“Additional Commitment Lender” has the meaning specified in Section 2.16(d).
“Administrative Agent” means Barclays, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means: (a) any EEA Financial Institution; or (b) any UK Financial Institution.
Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one (1) or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.
“Agency Fee Letter” means that certain fee letter agreement, dated as of September 20, 2021, by and between the Borrower and Barclays.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Effective Date is SIX-HUNDRED FIFTY MILLION DOLLARS ($650,000,000).
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Applicable Authority” means: (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or over the SOFR Administrator; and (b) with respect to any actual or proposed Successor Rate, the administrator of such Successor Rate or any Governmental Authority having jurisdiction over the Administrative Agent or over such administrator.
“Applicable Margin” means, with respect to all Revolving Loans, all Swing Line Loans and the Facility Fee, as of any date of determination, the following percentages per annum specified in the table immediately below, based upon the Reference Ratings then in effect:

Pricing Level	Reference Ratings	Eurodollar Rate Loans	Base Rate Loans	Facility Fee
1	≥ AA- / Aa3	0.690%	0.000%	0.060%
2	A+ / A1	0.800%	0.000%	0.075%
3	A / A2	0.900%	0.000%	0.100%
4	A- / A3	1.000%	0.000%	0.125%
5	BBB+ / Baa1	1.075%	0.075%	0.175%
6	BBB / Baa2	1.275%	0.275%	0.225%
7	≤ BBB- / Baa3	1.475%	0.475%	0.275%
Any increase or decrease in the Applicable Margin resulting from a change in any Reference Rating shall take effect at the time of such change in such Reference Rating. For purposes of the foregoing: (A) in the case of a split in the Reference Ratings of one (1) level, the higher level shall apply; (B) in the case of a split in the Reference Ratings of more than one (1) level, the Reference Rating that is one (1) level lower than the higher level shall apply; and (C) if, at any time, there is no Reference Rating, then Pricing Level 7 shall apply with respect to all Revolving Loans, all Swing Line Loans and the Facility Fee.
“Applicable Percentage” means, with respect to any Lender, as of any date of determination, the percentage (carried out to the ninth (9th) decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.14; provided, that, if (A) the commitment of each Lender to make Revolving Loans has been terminated in its entirety pursuant to Section 9.02, or (B) the Aggregate Revolving Commitments have otherwise expired or been terminated, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect prior to such termination or expiration, as the case may be, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approving Lenders” has the meaning specified in Section 2.16(e).

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“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another, or two (2) or more Approved Funds managed by the same investment advisor, as the case may be.
“Assignment and Assumption” means an assignment and assumption entered into by and between a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including, without limitation, electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Availability Period” means, with respect to the Revolving Commitments, the period from, and including, the Effective Date to, but excluding, the earliest to occur of: (a) the Revolving Loan Maturity Date; and (b) the date of termination in full of the remaining unused portion of the Aggregate Revolving Commitments pursuant to Section 2.05.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable: (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is, or may be, used for determining the length of an applicable Interest Period; or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the applicable EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time), and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions, or any affiliates of any of the foregoing (other than through liquidation, administration, or other insolvency proceedings).
“Bank of America” means Bank of America, N.A., and its successors.
“Bankruptcy Code” means Title 11 of the U.S. Code entitled “Bankruptcy”, or any successor statute.
“Barclays” means Barclays Bank PLC, and its successors.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the “prime rate” (as defined below) in effect for such day, and (c) the Eurodollar Rate for an Interest Period of one (1) month plus one percent (1.00%); provided, that, notwithstanding anything to the contrary in the foregoing, if the Base Rate shall, at any time, be less than zero percent (0.00%), then the Base Rate shall be deemed to be zero percent (0.00%) for all purposes of this Agreement and each other Loan Document. The “prime rate” is the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Any change in the “prime rate” (as defined above) shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of the foregoing clauses (a) and (b) and shall be determined without reference to the foregoing clause (c).
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

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“Benchmark” means, initially, LIBOR; provided, that, if a replacement of the initial Benchmark has occurred pursuant to Section 3.03, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
(a)    for purposes of Section 3.03(e)(i), the first (1st) alternative set forth in the roman numerical order immediately below that can be determined by the Administrative Agent:
(i)    the sum of: (A) Term SOFR; plus (B) (I) 0.11448% (11.448 basis points) for an Available Tenor of one (1) month’s duration, (II) 0.26161% (26.161 basis points) for an Available Tenor of three (3) months’ duration, (III) 0.42826% (42.826 basis points) for an Available Tenor of six (6) months’ duration, and (IV) 0.71513% (71.513 basis points) for an Available Tenor of twelve (12) months’ duration; or
(ii)    the sum of: (A) Daily Simple SOFR; plus (B) 0.11448% (11.448 basis points);
provided, that, if initially LIBOR is replaced with the rate described in the foregoing clause (a)(ii) and, subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then, from and after the beginning of the applicable Interest Period, relevant interest payment date(s) and/or relevant payment period(s) for interest calculated, in each case, commencing no less than thirty (30) calendar days after the date of such notice, the Benchmark Replacement shall be determined as set forth in the foregoing clause (a)(i); and
(b)    for purposes of Section 3.03(e)(ii), the sum of (i) the alternate benchmark rate, plus (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark, giving due consideration to any evolving, or then-prevailing, market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;
provided, that, if, at any time, any Benchmark Replacement, as determined in accordance with the foregoing clause (a) or (b), as applicable, would be less than zero percent (0.00%), then such Benchmark Replacement shall be deemed to equal zero percent (0.00%) for all purposes of this Agreement and the other Loan Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, then such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including any such changes to the definition of “Base Rate” above, the definition of “Business Day” below, the definition of “Daily Simple SOFR” below, the definition of “Eurodollar Rate” below, the definition of “Interest Period” below, the definition of “SOFR” below, the definition of “Term SOFR” below, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or notices of prepayment, conversion or continuation, the applicable and length of lookback periods, the applicability of breakage provisions, and/or other technical, administrative and/or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that (i) adoption of any portion of such market practice is not administratively feasible, or (ii) no market practice for the administration of such Benchmark Replacement exists, in any such case of the foregoing clauses (i) and (ii), then in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by, or on behalf of, the administrator of the

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then-current Benchmark or a Governmental Authority with jurisdiction over such administrator, announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease; provided, that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide any representative tenors of such Benchmark after such specific date.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. §–1010.230.
“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in, and subject to, Section 4975 of the Code; or (c) any Person whose assets include (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §–1841(k)) of such party.
“BofA Securities” means BofA Securities, Inc. (or any of its designated affiliates), and its successors.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrower Secured Debt” has the meaning specified in the definition of “Reference Ratings” below.
“Borrower Unsecured Debt” has the meaning specified in the definition of “Reference Ratings” below.
“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.03; and (b) a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York, New York; provided, that, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and/or payments in Dollars in respect of any Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any Eurodollar Rate Loan, “Business Day” means any such day that is also a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Administrative Agent or the Swing Line Lender (as applicable) and the Lenders, as collateral for Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of Swing Line Loans, cash or deposit account balances, or, if the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case of the foregoing, pursuant to documentation in form and substance reasonably satisfactory to: (a) the Administrative Agent; and (b) the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Certifying Officer” has the meaning specified in Section 7.02(b).
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or

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directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case of this clause (ii), pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means the occurrence of any of the following events:
(a)    any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) either: (A) becomes the “beneficial owner” (as defined in Rule 13d–3 and Rule 13d–5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50.0%) of the Equity Interests in Eversource entitled to vote for trustees of Eversource (or equivalent governing body of Eversource) on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (B) obtains the power (whether or not exercised) to elect a majority of Eversource’s trustees;
(b)    the board of trustees of Eversource shall not consist of a majority of Continuing Trustees; provided, that, for purposes of this definition of “Change of Control”, the term “Continuing Trustees” means trustees of Eversource on the Effective Date and each other trustee of Eversource, if such other trustee’s nomination for election to the board of trustees of Eversource is recommended by a majority of the then-Continuing Trustees;
(c)    Eversource shall cease to own and control, of record and beneficially, free and clear of all Liens except for Liens permitted under Section 8.01 of the Eversource Credit Agreement, one hundred percent (100.0%) of the outstanding Equity Interests in the Borrower entitled to vote (currently exercisable, in the case of any preferred Equity Interests) for the election of directors; or
(d)    the Borrower shall cease to own and control, of record and beneficially, free and clear of all Liens except for Liens permitted under Section 8.01, at least eighty-five percent (85.0%) of the outstanding Equity Interests that are entitled to vote (currently exercisable, in the case of any preferred Equity Interests) for the election of directors of any Principal Subsidiary thereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §–1 et seq.).
“Communication” means, collectively, this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” has the meaning specified in Section 7.02(b).
“Consolidated Capitalization” means, as of any date of determination, the sum of (a) Consolidated Indebtedness as of such date, plus (b) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of the Borrower and its Subsidiaries as of such date, but excluding from such calculation, however, amounts identified as “Accumulated Other Comprehensive Income (Loss)” in the financial statements of the Borrower set forth in the Borrower’s Report on SEC Form 10–K or SEC Form 10–Q, as the case may be, most recently filed with the SEC prior to such date, plus (c) the consolidated surplus of the Borrower and its Subsidiaries, paid-in, earned and other capital, if any, as of such date, in each case of the foregoing clauses (a) through (c), as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Indebtedness” means, as of any date of determination, Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined as of such date in accordance with GAAP, but excluding from such calculation, however, in the case of Refinancing Indebtedness, any amounts as to which the Borrower or its Subsidiaries have: (a) in accordance with the terms of the applicable agreements relating to such Indebtedness, and on or prior to the date of incurring such Refinancing Indebtedness, sent to the holders of the Indebtedness to be refinanced, or their trustee, as applicable, a notice of redemption; and (b) within fourteen (14)

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calendar days after the incurrence of such Refinancing Indebtedness, segregated with the trustee therefor, or with such other financial institution as may be acceptable to the Administrative Agent, in accordance with the terms of the applicable agreements relating to such Indebtedness, sufficient funds to redeem such Indebtedness and fully discharge the Borrower’s obligations with respect thereto.
“Consolidated Indebtedness to Capitalization Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Indebtedness as of such date; to (b) Consolidated Capitalization as of such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking to which such Person is a party, or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10.0%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–47.3(b); and (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–382.2(b).
“Covered Party” has the meaning specified in Section 11.20.
“Daily Simple SOFR” means, with respect to any applicable determination date, the secured overnight financing rate (“SOFR”) published on such date by the SOFR Administrator, as the administrator of the benchmark (or a successor administrator) on the SOFR Administrator’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means, collectively: (a) any act, event or condition that constitutes an Event of Default; and (b) any act, event or condition that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default (but, for purposes of clarity in the case of this clause (b), which event or condition, due to the absence of giving of any notice, the lack of passage of time, or both, does not yet constitute an Event of Default).
“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Margin, if any, applicable to Base Rate Loans, plus (c) two percent (2.00%) per annum; provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2.00%) per annum, in each case of the foregoing clauses (a) through (c), to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§–252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless (other than in respect of fundings of participations of Swing Line Loans) such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith

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determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder (unless (other than in respect of fundings of participations of Swing Line Loans) such writing or public statement, as the case may be, relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm, in a manner satisfactory to the Administrative Agent, that it will comply with its funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or otherwise indicated its consent to, approval of or acquiescence in, any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in, or provide such Lender with, immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Such Lender shall cease to be a Defaulting Lender when the provisions of Section 2.14(b) shall have been satisfied.
“Designated Jurisdiction” means any country, region or territory, to the extent that such country, region or territory is the subject of any Sanction.
“Disclosure Documents” means, for the Borrower and each Principal Subsidiary, as applicable: (a) such Person’s Annual Report on SEC Form 10–K for the fiscal year of such Person ended December 31, 2020; (b) such Person’s Quarterly Report on SEC Form 10–Q for the fiscal quarter of such Person ended June 30, 2021; and (c) such Person’s Current Reports on SEC Form 8–K (if any) that are filed after December 31, 2020 but prior to the Effective Date.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“DPU” means the Massachusetts Department of Public Utilities, and any successor agency thereto.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date on which notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the date that is five (5) Business Days after the date on which notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of: (a) a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; and (b) the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in the foregoing clauses (a) or (b) and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority, or any Person entrusted with public administrative authority, of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in the introductory paragraph hereto.
“Electronic Copy” has the meaning specified in Section 11.16(a).
“Electronic Record” and “Electronic Signature” have the meanings specified for such terms, respectively, by 15 USC § 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii) and Section 11.06(b)(iv) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)).
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from, or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release, or threatened release, of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into, or exchangeable for, shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. §–18 et seq.).
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition that constitutes grounds under Section 4042(a)(1)–(a)(3) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan, or a plan in endangered or critical status within the meaning of Section 430, Section 431 and Section 432 of the Internal Revenue Code or Section

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303, Section 304 and Section 305 of ERISA, in a manner that would affect the Borrower’s ability to perform its Obligations hereunder; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate in a manner that would affect the Borrower’s ability to perform its Obligations hereunder.
“ESG” has the meaning specified in Section 2.17(a).
“ESG Amendment” has the meaning specified in Section 2.17(a).
“ESG Applicable Rate Adjustments” has the meaning specified in Section 2.17(a).
“ESG Pricing Provisions” has the meaning specified in Section 2.17(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate” means, for any Interest Period with respect to any Borrowing, the rate per annum determined by the Administrative Agent to be the London interbank offered rate, as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period that is equal in length to such Interest Period) (“LIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “LIBO Rate”), determined as of approximately 11:00 a.m. (London, England time) on the date that is two (2) Business Days prior to the date of commencement of such Interest Period, for deposits (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period in Dollars; provided, that, notwithstanding anything to the contrary in the foregoing, if the Eurodollar Rate shall, at any time, be less than zero percent (0.00%), then the Eurodollar Rate shall be deemed to be zero percent (0.00%) for all purposes of this Agreement and each other Loan Document.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 9.01.
“Eversource” means Eversource Energy, a voluntary association and Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts.
“Eversource Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of the Effective Date, by and among Eversource Energy, Aquarion Water Company of Connecticut, a Connecticut corporation, NSTAR Gas Company, a Massachusetts corporation doing business as Eversource Energy, The Connecticut Light and Power Company, a Connecticut corporation doing business as Eversource Energy, Public Service Company of New Hampshire, a New Hampshire corporation doing business as Eversource Energy, Yankee Gas Services Company, a Connecticut corporation doing business as Eversource Energy, and Eversource Gas Company of Massachusetts, a Massachusetts corporation doing business as Eversource Energy, as the Borrowers (as defined therein), the Lenders (as defined therein) from time to time party hereto, and Bank of America, as administrative agent for such lenders (as amended, restated, amended and restated, supplemented, increased, extended, and/or otherwise modified in writing from time to time).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by, or on account of, any obligation of the Borrower hereunder: (a) Taxes imposed on, or measured by, its overall income (however denominated), and franchise (and similar) Taxes imposed on it (in lieu of income Taxes), (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, perform its obligations under, received a payment under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced under, any Loan Document); (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding Tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws

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in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office or changes its place of organization), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment) or change in its place of organization, as the case may be, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(i) or Section 3.01(c); (d) Taxes attributable to such recipient’s failure or inability to comply with Section 3.01(e); and (e) any U.S. federal withholding taxes imposed under FATCA.
“Executing Party” has the meaning specified in Section 11.16(a).
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 8, 2017 (as amended, restated, amended and restated, supplemented, increased, extended, and/or otherwise modified in writing from time to time prior to the Effective Date), by and among the Borrower, the lenders from time to time party thereto, and Barclays, as administrative agent for such lenders.
“Facility Fee” has the meaning specified in Section 2.08(a).
“FATCA” means Section 1471 through Section 1474 of the Internal Revenue Code, as in effect as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreements, treaties or conventions implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements, treaties or conventions.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided, that, if, at any time, the Federal Funds Rate, as so determined, would be less than zero (0.00%), such rate shall be deemed to be zero (0.00%) for all purposes of this Agreement and each other Loan Document.
“Fee Letters” means, collectively, the Joint Fee Letter, the Additional Arranger Fee Letter and the Agency Fee Letter.
“FERC” means the U.S. Federal Energy Regulatory Commission, or any successor agency thereto.
“Financing Agreements” has the meaning specified in Section 8.09.
“Foreign Lender” means any Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FRBNY” means the Federal Reserve Bank of New York (or any successor).
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Approval” means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any Governmental Authority or other legal regulatory body

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(including, without limitation, the SEC, FERC, the U.S. Nuclear Regulatory Commission, the Connecticut Public Utility Regulatory Authority, the New Hampshire Public Utilities Commission and the DPU) required in connection with: (a) the execution, delivery or performance of any Loan Document; or (b) the nature of the Borrower’s or any Subsidiary’s business as conducted or the nature of the property owned or leased by it.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means all explosive or radioactive substances or wastes, and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature identified as hazardous, dangerous or toxic and regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, as of any date, without duplication: (a) all obligations of such Person for borrowed money, or for the deferred purchase price of property or services other than trade accounts payable; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (excluding Stranded Cost Recovery Obligations that are non-recourse to such Person); (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations under leases that shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (e) liabilities in respect of unfunded vested benefits incurred under any Multiemployer Plan that is reasonably likely to result in a direct obligation of the Borrower to pay money; (f) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds, and similar instruments that are not cash collateralized; (g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, up to the greater of (i) the extent of the book value of any such asset so pledged, and (ii) the amount of any liability of such Person for any deficiency; and (h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.
“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes imposed on, or with respect to, any payment made by, or on account of, any obligation of the Borrower under any Loan Document; and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Payment Date” means: (a) as to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan, and (ii) the Revolving Loan Maturity Date, provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) calendar months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), (i) the last Business Day of each March, June, September and December, and (ii) the Revolving Loan Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed, or converted to or continued as, a Eurodollar Rate Loan, as the case may be, and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Revolving Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by all of the applicable Lenders, provided, that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

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Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Maturity Date.
“Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter of the Borrower and its Subsidiaries, prepared in conformity with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments).
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Internal Revenue Service” means the U.S. Internal Revenue Service, or any successor agency.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. §§–80a-1, 80a-64 et seq.).
“Joint Fee Letter” means that certain fee letter agreement, dated as of September 20, 2021, by and among the Borrower, Eversource, Bank of America, BofA Securities and Barclays.
“Joint Lead Arrangers” means, collectively, BofA Securities, Barclays and each Additional Arranger, each in their capacities as joint lead arrangers and joint bookrunners, in each case of the foregoing, together with their respective successors and assigns.
“KPIs” has the meaning specified in Section 2.17(a).
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case of the foregoing, having the force of law.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their respective successors and assigns, and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“LIBO Rate” has the meaning specified in the definition of “Eurodollar Rate” above.
“LIBOR” has the meaning specified in the definition of “Eurodollar Rate” above.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II, in the form of a Revolving Loan or a Swing Line Loan.
“Loan Documents” means, collectively, this Agreement (including the Schedules and Exhibits hereto), each Note, each Fee Letter, each ESG Amendment, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.13 of this Agreement.

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“Long-Term Indebtedness Approvals” has the meaning specified in the definition of “Revolving Loan Maturity Date” below.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, or is obligated to make, contributions, or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.
“Multiple Employer Plan” means a Plan that has two (2) or more contributing sponsors (including, without limitation, the Borrower or any ERISA Affiliate), at least two (2) of whom are not under common control, as such plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” has the meaning specified in Section 11.13.
“Non-Extending Lender” has the meaning specified in Section 2.16(b).
“Note” or “Notes” means the Revolving Notes and/or the Swing Line Note, individually or collectively, as appropriate.
“Notice Date” has the meaning specified in Section 2.16(b).
“Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Agreement, any Notes or any of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means: (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.
“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.
“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of: (a) the Federal Funds Rate; and (b) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).

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“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. §–107–56).
“PBGC” means the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA, and any successor entity performing similar functions.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) with respect to Pension Plans and set forth in Section 412, Section 430, Section 431, Section 432 and Section 436 of the Internal Revenue Code and Section 302, Section 303, Section 304 and Section 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (including, without limitation, a Multiple Employer Plan or a Multiemployer Plan) that is maintained, or is contributed to, by the Borrower and any ERISA Affiliate, or with respect to which the Borrower or any ERISA Affiliate has any liability, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including, without limitation, a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate, or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.02.
“Prepayment Notice” means a notice of prepayment pursuant to Section 2.04(a), which shall be substantially in the form of Exhibit 2.04 or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Principal Subsidiary” means: (a) each Subsidiary of the Borrower that, during any fiscal quarter of the Borrower, represents, with respect to the Borrower and its Subsidiaries, taken as a whole, at least (i) ten percent (10.0%) of the Borrower’s consolidated assets (calculated as an average of such consolidated assets over the preceding four (4) fiscal quarters), and (ii) ten percent (10.0%) of the Borrower’s consolidated net income (or loss) (calculated as a sum of such net income (or loss) over the preceding four (4) fiscal quarters), whether such Subsidiary is owned, directly or indirectly, by the Borrower; and (b) any Person deemed to be a “Principal Subsidiary” pursuant to Section 8.02.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.20.
“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by, or on account of, any obligation of the Borrower hereunder.
“Reference Ratings” means the rating(s) assigned by S&P and/or Moody’s to the long-term senior unsecured, non-credit enhanced debt of the Borrower (the “Borrower Unsecured Debt”), provided, that:
(a)    if neither S&P nor Moody’s maintains a rating on the Borrower Unsecured Debt, whether because no Borrower Unsecured Debt is outstanding or otherwise, then, in such circumstance, the “Reference Ratings” shall, for all purposes of this Agreement and the other Loan Documents, be determined (subject to the proviso to this clause (a)) based on the rating(s) assigned by S&P and/or

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Moody’s, as applicable, to the long-term senior secured debt of the Borrower (the “Borrower Secured Debt”); provided, that, in such circumstance, the “Reference Ratings” shall be, and be deemed to be, the rating(s) that are one (1) rating category lower than such assigned Borrower Secured Debt rating(s) by S&P and/or Moody’s, as applicable (e.g., a Borrower Secured Debt rating of “AA-” or “Aa3” shall, in such circumstance, yield a corresponding Reference Rating of “A+” or “A1”, as applicable, and a Borrower Secured Debt rating of “A-” or “A3” shall, in such circumstance, yield a corresponding Reference Rating of “BBB+” or “Baa1”, as applicable); and
(b)    if (i) neither S&P nor Moody’s maintains a rating on the Borrower Unsecured Debt, whether because no Borrower Unsecured Debt is outstanding or otherwise, and (ii) neither S&P nor Moody’s maintains a rating on the Borrower Secured Debt, whether because no Borrower Secured Debt is outstanding or otherwise, then, in such circumstance, the “Reference Ratings” shall, for all purposes of this Agreement and the other Loan Documents, be based on the Borrower’s long-term corporate/issuer rating(s) as maintained by S&P and/or Moody’s, as applicable, if any such rating(s) exist.
“Refinancing Indebtedness” means Consolidated Indebtedness incurred for the purpose of refinancing existing Consolidated Indebtedness.
“Register” has the meaning specified in Section 11.06(c).
“Regulation T” means Regulation T of the FRB, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” means Regulation U of the FRB, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” means Regulation X of the FRB, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB and/or the FRBNY, or a committee officially endorsed or convened by the FRB and/or the FRBNY, or any successor thereto.
“Removal Effective Date” has the meaning specified in Section 10.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) calendar day notice period has been waived.
“Request for Borrowing” means: (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice; and (b) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50.0%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to, and funded by, another Lender shall be deemed to be held by the Lender that is the Swing Line Lender in making such determination.
“Rescindable Amount” has the meaning specified in Section 2.11(f)(i).
“Resignation Effective Date” has the meaning specified in Section 10.06(a).
“Resolution Authority” means an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller (or other officer of substantially equivalent title and authority as any of the foregoing) of the Borrower, and, solely for purposes of the delivery of certificates pursuant to Section 5.01, the secretary or any assistant secretary (or other officer of substantially equivalent title and authority) of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in Swing Line Loans, in an aggregate principal amount, at any one time outstanding, not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the case may be, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the sum of: (a) the aggregate Outstanding Amount of such Lender’s Revolving Loans at such time; plus (b) such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case of the foregoing, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Revolving Loan Maturity Date” means (a) the later to occur of (i) October 15, 2026, and (ii) with respect to some or all of the Lenders (as applicable) if the Revolving Loan Maturity Date has been extended pursuant to Section 2.16, such extended Revolving Loan Maturity Date, or (b) such earlier date on which the Loans shall have become due and payable pursuant to the terms of this Agreement; provided, that, (A) if the Borrower is unable to obtain all required Governmental Approvals, such approvals to be reasonably satisfactory to the Administrative Agent, for the Borrower’s incurrence of indebtedness that, by its terms, is payable more than one (1) year from the date of incurrence thereof (collectively, “Long-Term Indebtedness Approvals”) prior to the initial making of any Loan hereunder, then the Revolving Loan Maturity Date shall instead be the date that is the 364th calendar day to occur following the date of Borrowing of such initial Loan hereunder (the “364-Day Maturity Date”), provided, that, notwithstanding anything to the contrary in the foregoing, in no event shall the 364-Day Maturity Date be later than the Revolving Loan Maturity Date as determined in accordance with the foregoing clause (a), and (B) if the Borrower shall obtain such Long-Term Indebtedness Approvals prior to the 364-Day Maturity Date, then, at the request of the Borrower, but, in any event, provided, that, (I) no Default or Event of Default then exists, and (II) the representations and warranties contained in Article VI (other than in Section 6.05(c) and Section 6.06) or in any other Loan Document shall be true and correct in all material respects on, and as of, such date, then, in any such case of the foregoing of this clause (B), such 364-Day Maturity Date shall automatically be extended to the extent permitted by such Governmental Approvals, provided, further, that, in no event shall such 364-Day Maturity Date be extended to a date that is later than the Revolving Loan Maturity Date as determined in accordance with the foregoing clause (a).
“Revolving Note” has the meaning specified in Section 2.10(a).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanctions” means any international economic sanction administered or enforced by the U.S. government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

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“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. §–78a et seq.).
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that, on such date: (a) such Person is able to pay its debts and other liabilities, including contingent obligations as they mature; (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital; (c) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; and (d) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SOFR” has the meaning specified in the definition of “Daily Simple SOFR” above.
“SOFR Administrator” means the FRBNY, as the administrator of SOFR, or any successor administrator of SOFR designated by the FRBNY or other person acting as the SOFR Administrator at such time.
“SOFR Early Opt-In” means the occurrence of the Administrative Agent and the Borrower having elected to replace LIBOR pursuant to (a) an Early Opt-in Election, and (b) Section 3.03(e)(ii) and clause (a) of the definition of “Benchmark Replacement” above.
“Stranded Cost Recovery Obligations” means, with respect to any Person, such Person’s obligations to make principal, interest or other payments to the issuer of stranded cost recovery bonds pursuant to a loan agreement or similar arrangement whereby the issuer has loaned the proceeds of such bonds to such Person.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is, at the time of determination, beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one (1) or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Successor Rate Conforming Changes” means, with respect to the use or administration of, or any convention(s) associated with, any proposed Successor Rate, any technical, administrative and/or operational changes (including any such changes to the definition of “Business Day” above, the definition of “Interest Period” above, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or notices of prepayment, conversion or continuation, the applicability and length of lookback periods, the applicability of breakage provisions, and/or other technical, administrative and/or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and/or implementation of such proposed Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such proposed Successor Rate (or, if the Administrative Agent determines that (i) adoption of any portion of such market practice is not administratively feasible for the Administrative Agent, or (ii) no market practice for the administration of such proposed Successor Rate exists, in any such case of the foregoing clauses (i) and (ii), then in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Supported QFC” has the meaning specified in Section 11.20.
“Sustainability Coordinators” means, collectively, (a) Barclays, and (b) BofA Securities, each in its capacity as a co-sustainability coordinator.

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“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association).
“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, but excluding in all instances obligations under default service and standard offer power supply agreements entered into in the ordinary course of business.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one (1) or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Lender” means Barclays, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.03(a).
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.03(b), which shall be substantially in the form of Exhibit 2.03 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Swing Line Note” has the meaning specified in Section 2.10(a).
“Swing Line Sublimit” means an amount equal to the lesser of: (a) Fifty Million Dollars ($50,000,000); and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease, or does not otherwise appear on a balance sheet under GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable Corresponding Tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two (2) Available Tenors of

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the applicable Benchmark Replacement, the Corresponding Tenor of the shorter duration shall be applied), the forward-looking term rate based on the secured overnight financing rate that has been selected or recommended by the Relevant Governmental Body.
“Threshold Amount” means Fifty Million Dollars ($50,000,000).
“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Revolving Outstandings” means, at any time, the aggregate Outstanding Amount of: (a) all Revolving Loans at such time; and (b) all Swing Line Loans at such time.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” has the meaning specified in Section 11.20.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution, or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any of the powers under that Bail-In Legislation that are related or ancillary to any of those powers.
Section 1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” shall mean “from, and including,”, and the word “to” shall mean “to, but excluding”. In addition, unless the context requires otherwise:

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(i)    any definition of, or reference to, any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as it was originally executed, or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing, as applicable (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other written modifications set forth herein);
(ii)    any reference in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns;
(iii)    the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety, and not to any particular provision hereof or thereof;
(iv)    all references in a Loan Document to Articles, Sections, Exhibits and/or Schedules shall be construed to refer to Articles, Sections, Exhibits and/or Schedules, as applicable, to or of the Loan Document in which such references appear;
(v)    all references contained in a Section to clauses or definitions occurring “above” or “below” shall refer to the applicable clause of, or definition set forth in, such Section, and all general references contained in a Section or clause thereof to “the above” or “the below” shall refer, collectively, to all provisions of such Section or clause, as applicable, occurring prior to or after, as applicable, the occurrence of such general reference;
(vi)    any definition of, or reference to, any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing, and/or interpreting such Law, and any definition of, or reference to, any Law shall, unless otherwise specified, refer to such Law as amended, modified, and/or supplemented from time to time; and
(vii)    the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to any and all real and personal, tangible and intangible assets and/or properties, including, without limitation, cash, securities, accounts and contract rights.
(b)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(c)    Any reference in any Loan Document to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder or thereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.03        Accounting Terms.
(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, that, calculations of attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

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(b)    Changes in GAAP. If, at any time, any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (iii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case of the foregoing, to the extent that such liability, asset, amortization or interest, as the case may be, pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.
(c)    FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the foregoing, for purposes of determining compliance with any covenant (including, without limitation, the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.
Section 1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein, and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06        Rates. The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission and/or any other matter related to LIBOR, the LIBO Rate, the Eurodollar Rate, SOFR, Daily Simple SOFR, Term SOFR, any Benchmark Replacement, and/or any other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for, or successor to, any of the foregoing rates (including, without limitation, any Successor Rate), or as to the effect of any of the foregoing or of any Benchmark Replacement Conforming Changes and/or any Successor Rate Conforming Changes.
ARTICLE II

THE COMMITMENTS AND BORROWINGS
Section 2.01        Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed, at any time outstanding, the amount of such Lender’s Revolving Commitment; provided, that, after giving effect to any Borrowing of Revolving Loans, (a) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (b) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein; provided, that, notwithstanding anything to the contrary in the foregoing, all Borrowings made on the Effective Date shall be made as Base Rate Loans.

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Section 2.02        Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) a Revolving Loan Notice; or (ii) telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. on: (A) the date that is three (3) Business Days prior to the requested date of any Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans prior to the end of the applicable Interest Period; and (B) the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this clause (a) must be confirmed promptly by delivery to the Administrative Agent of a Revolving Loan Notice. Each Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans shall be in a minimum principal amount of Five Million Dollars ($5,000,000), or, if greater, in a whole multiple of One Million Dollars ($1,000,000) in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a minimum principal amount of Five Million Dollars ($5,000,000), or, if greater, in a whole multiple of One Million Dollars ($1,000,000) in excess thereof. Each Revolving Loan Notice and each telephonic notice shall specify: (I) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (III) the principal amount of Loans to be borrowed, converted or continued, as the case may be; (IV) the Type of Loans to be borrowed, or to which existing Loans are to be converted; and (V) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Revolving Loan Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, or conversion to or continuation of, Eurodollar Rate Loans in any Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the foregoing clause (a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s Office by not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent, either by (i) crediting the account of the Borrower on the books of Barclays with the amount of such funds, or (ii) wire transfer of such funds, in each case of the foregoing clauses (b)(i) and (b)(ii), in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the applicable Interest Period for such Eurodollar Rate Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, or converted to or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon the determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” (as defined within the definition of “Base Rate” in Section 1.01) used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to all Loans.
Section 2.03        Swing Line Loans.
(a)    Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, shall make loans

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(each such loan, a “Swing Line Loan”) to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed, at any time outstanding, the amount of the Swing Line Sublimit; provided, that, (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (B) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed, and hereby irrevocably and unconditionally agrees, to purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of: (I) such Lender’s Applicable Percentage; multiplied by (II) the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (i) a Swing Line Loan Notice; or (ii) telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent by not later than 2:00 p.m. on the requested borrowing date, and shall specify: (A) the amount to be borrowed, which shall be in a minimum principal amount of Five-Hundred Thousand Dollars ($500,000) or, if greater, in an integral multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof; and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (I) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the foregoing proviso clause (a)(i), or (II) that one (1) or more of the applicable conditions specified in Article V is not then satisfied, then, in any such case of the foregoing clauses (b)(I) or (b)(II), subject to the terms and conditions hereof, the Swing Line Lender will, by not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender, at any time in its sole discretion, may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Revolving Loan Notice); provided, that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office by not later than 1:00 p.m. on the date specified in such Revolving Loan Notice, whereupon, subject to the below clause (c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If, for any reason, any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with the foregoing clause (c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan, and

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each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to the foregoing clause (c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent, for the account of the Swing Line Lender, any amount required to be paid by such Lender pursuant to the foregoing provisions of this clause (c) by the time specified in the foregoing clause (c)(i), then the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount, with interest thereon for the period from, and including, the date such payment is required to, and including, the date on which such payment is immediately available to the Swing Line Lender, at a rate per annum equal to the Overnight Rate. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Revolving Loans, or to purchase and fund risk participations in Swing Line Loans, pursuant to this clause (c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense, or other right that such Lender may have against the Swing Line Lender, the Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, notwithstanding anything to the contrary in the foregoing, each Lender’s obligation to make Revolving Loans pursuant to this clause (c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve, or otherwise impair, the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from, and including, the date of such demand to, and including, the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (d) shall survive the payment in full of the Obligations and the termination thereof.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.03 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be payable solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.04        Prepayments.
(a)    Voluntary Prepayments.
(i)    Revolving Loans. The Borrower may, upon delivery of a Prepayment Notice from the Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Revolving Loans, in whole or in part, without premium or penalty; provided, that, (A) such Prepayment Notice must be received by the Administrative Agent by not later than 11:00 a.m. on (I) the date that is three

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(3) Business Days prior to any date of prepayment of any Eurodollar Rate Loans (prior to the end of an applicable Interest Period), and (II) the date of prepayment of any Base Rate Loans, (B) any such prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of Two Million Dollars ($2,000,000), or, if greater, in a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding), and (C) any prepayment of Base Rate Loans shall be in a minimum principal amount of One Million Dollars ($1,000,000), or, if greater, in a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such Prepayment Notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such Prepayment Notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such Prepayment Notice shall be due and payable, on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(ii)    Swing Line Loans. The Borrower may, upon delivery of a Prepayment Notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans, in whole or in part, without premium or penalty; provided, that, (A) such Prepayment Notice must be received by the Swing Line Lender and the Administrative Agent by not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of Five-Hundred Thousand Dollars ($500,000), or, if greater, in a whole multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof (or, if less, the entire principal thereof then outstanding). Each such Prepayment Notice shall specify the date and amount of such prepayment. If such Prepayment Notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such Prepayment Notice shall be due and payable, on the date specified therein.
(b)    Mandatory Prepayments of Loans.
(i)    Revolving Commitments. If, for any reason, the Total Revolving Outstandings, at any time, exceed the Aggregate Revolving Commitments then in effect, then the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans in an aggregate amount equal to such excess.
(ii)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to the foregoing clause (b)(i) shall be applied ratably to Revolving Loans and Swing Line Loans. Within the parameters of the applications set forth above, prepayments shall be applied, (A) first, to Base Rate Loans, and (B) then, to Eurodollar Rate Loans, in direct order of Interest Period maturities. All prepayments under this clause (b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
Section 2.05        Termination or Reduction of Aggregate Revolving Commitments.
(a)    Optional Reductions. The Borrower shall have the right, at any time during the Availability Period, upon at least three (3) Business Days’ prior notice to the Administrative Agent, to terminate in whole or, upon same day notice, from time to time to permanently reduce, ratably in part, the unused portion of the Aggregate Revolving Commitments; provided, that, (A) each partial reduction shall be in a minimum aggregate amount of Five Million Dollars ($5,000,000), or, if greater, in an integral multiple of One Million Dollars ($1,000,000) in excess thereof, with each such notice of termination or reduction being irrevocable, and (B) if, after giving effect to any such reduction, the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. Any Aggregate Revolving Commitment reduced or terminated pursuant to this Section 2.05 may not be reinstated.
(b)    Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.05. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate

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Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
Section 2.06        Repayment of Loans.
(a)    Revolving Loans. The Borrower shall repay to the Lenders, on the Revolving Loan Maturity Date, the aggregate principal amount of all Revolving Loans outstanding on such date.
(b)    Swing Line Loans. The Borrower shall repay to the Swing Line Lender the principal amount of each Swing Line Loan on the earlier to occur of: (i) the date that is one (1) Business Day after the date of demand therefor by the Swing Line Lender; and (ii) the Revolving Loan Maturity Date.
Section 2.07        Interest.
(a)    Subject to the provisions of clause (b) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period, at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date, at a rate per annum equal to (A) the Base Rate, plus (B) the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date, at a rate per annum equal to (A) the Base Rate, plus (B) the Applicable Margin.
(b)
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.08        Fees.
(a)    Facility Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a facility fee (the “Facility Fee”) at a rate per annum equal to the product of: (i) the Facility Fee rate in effect at such time, as specified in the definition of “Applicable Margin” in Section 1.01; multiplied by (ii) the Aggregate Revolving Commitments. The Facility Fee shall accrue at all times during the Availability Period, including at any time during which one (1) or more of the conditions set forth in Article V is not met, and shall be due and payable quarterly in arrears on (A) the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Effective Date, and (B) the Revolving Loan Maturity Date; provided, that, each Defaulting Lender shall be entitled to receive fees payable under this clause (a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Loans funded by it. The Facility Fee shall be calculated quarterly in arrears, and, if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

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(b)    Fee Letters. The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the applicable Fee Letter(s). Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
Section 2.09        Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to clause (b) of the definition of “Base Rate” in Section 1.01 shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of fees and interest (including, without limitation, computations of interest for Base Rate Loans determined by reference to clauses (a) and (c) of the definition of “Base Rate” in Section 1.01) shall be made on the basis of a 360-day year and the actual number of days elapsed (which, for purposes of clarity, results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan, or such portion, is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) calendar day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.10        Evidence of Debt.
(a)    The Borrowings made by each Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit, or otherwise affect, the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall: (i) in the case of Revolving Loans, be in the form of Exhibit 2.10–A (a “Revolving Note”); and (ii) in the case of Swing Line Loans, be in the form of Exhibit 2.10–B (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in the foregoing clause (a), each Lender and the Administrative Agent shall maintain, in accordance with its usual practice, accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.11        Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, in Dollars and in immediately available funds, by not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. on such specified date shall be deemed to be received on the next succeeding Business Day, and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period” in Section 1.01, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(b)
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (noon) on the date of such Borrowing), that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with, and at the time required by, Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not, in fact, made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand, such corresponding amount in immediately available funds, with interest thereon for each day from, and including, the date on which such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the Overnight Rate; and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not, in fact, made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent, forthwith on demand, the amount so distributed to such Lender in immediately available funds, with interest thereon for each day from, and including, the date on which such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Swing Line Loans, and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation, or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner, or to constitute a representation by any Lender that it has obtained, or will obtain, the funds for any Loan in any particular place or manner.
(f)    Erroneous Payments.

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(i)    With respect to any payment that the Administrative Agent makes for the account of the Lenders (or any of them) hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following circumstances applies (any such payment being referred to as the “Rescindable Amount”), (A) the Borrower has not in fact made such payment, (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed), or (C) the Administrative Agent has, for any reason, otherwise erroneously made such payment, then, in any such case of the foregoing clauses (f)(i)(A) through (f)(i)(C), each of the Lenders, to the extent at any time in receipt of any such amount(s) (or portion thereof), severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount (or portion thereof) so distributed or made available to such Lender, in immediately available funds with interest thereon, for each day from, and including, the date on which such amount (or portion thereof) is distributed or made available to it to, but excluding, the date of payment of the Rescindable Amount (or portion thereof) to the Administrative Agent, at the Overnight Rate.
(ii)    A notice from the Administrative Agent to any Lender or the Borrower with respect to any amount(s) owing pursuant to the foregoing clause (f)(i) shall be conclusive and binding, absent manifest error.
Section 2.12        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of the Loans made by it, or the participations in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon that is greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and sub-participations in Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and other amounts owing to them, provided, that:
(i)    if any such participations or sub-participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by, or on behalf of, the Borrower pursuant to, and in accordance with, the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.13, or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or sub-participations Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation, as fully as if such Lender were a direct creditor of the Borrower, in the amount of such participation.
Section 2.13        Cash Collateral.
(a)    Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and, to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit

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accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to the below clause (c). If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13, Section 2.03, or Section 2.14 in respect of Swing Line Loans shall be held and applied in satisfaction of the specific Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, that, (A) that Cash Collateral furnished by, or on behalf of, the Borrower shall not be released during the continuance of a Default or an Event of Default (and, following application as provided in this Section 2.13, may be otherwise applied in accordance with Section 9.03), and (B) the Person providing Cash Collateral and the Swing Line Lender may agree that Cash Collateral shall not be released, but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.14        Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows, (A) first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder, (B) second, to the payment, on a pro rata basis, of any amounts owing by that Defaulting Lender to the Swing Line Lender hereunder, (C) third, if so determined by the Administrative Agent or requested by the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan, (D) fourth, as the Borrower may request (so long as no Default or Event of Default then exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement, (F) sixth, to the payment of any amounts owing to the Lenders, the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, (G) seventh, so long as no Default or Event of Default then exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, and (H) eighth, to that Defaulting Lender, or as otherwise directed by a court of competent jurisdiction; provided, that, if (I) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, and (II) such Loans were made at a time when the

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conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of all non-Defaulting Lenders, on a pro rata basis, prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender, or to post Cash Collateral pursuant to this clause (a)(ii), shall be deemed paid to, and redirected by, that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. The Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.08(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, each such reallocation (A) shall be given effect only if, as of the date on which the applicable Lender becomes a Defaulting Lender, no Default or Event of Default then exists, and (B) does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender agree in writing, in their sole discretion, that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, or take such other actions as the Administrative Agent may determine to be necessary, to cause the Revolving Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to the foregoing clause (a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by, or on behalf of, the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.24, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 2.15        Additional Revolving Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Swing Line Sublimit) by a maximum aggregate amount of up to Fifty Million Dollars ($50,000,000) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and acceptable to the Administrative Agent and the Swing Line Lender (or a combination of the foregoing); provided, that:
(a)    any such increase shall be in a minimum principal amount of Ten Million Dollars ($10,000,000) or, if greater in an integral multiple of Five Million Dollars ($5,000,000) in excess thereof;
(b)    no Default or Event of Default shall exist and be continuing at the time of any such increase, or would result from any Borrowing on the day of any such increase;
(c)    no existing Lender shall be under any obligation to increase its Revolving Commitment, and any such decision as to whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;
(d)    any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;

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(e)    any existing Lender or any new Lender providing a portion of the increase in Revolving Commitments shall be reasonably acceptable to each of the Administrative Agent and the Swing Line Lender; and
(f)    as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent: (i) a certificate of the Borrower, dated as of the date of such increase (in sufficient copies for each Lender), executed by a Responsible Officer of the Borrower, (A) certifying and attaching the resolutions adopted by the Borrower approving, or consenting to, such increase, and (B) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article VI and the other Loan Documents are true and correct, in all material respects, on, and as of, the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct, in all material respects, as of such earlier date (and except that, for purposes of this Section 2.15, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively); (ii) legal opinions and other documents reasonably requested by the Administrative Agent; and (iii) (A) upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and (B) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.
The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Revolving Commitments arising from any non-ratable increase in the Revolving Commitments under this Section 2.15.
Section 2.16        Extension of Revolving Loan Maturity Date.
(a)    Request for Extension. The Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) given not less than forty-five (45) calendar days prior to any anniversary of the Effective Date, request that each Lender extend the Revolving Loan Maturity Date for an additional one (1) year from the then existing Revolving Loan Maturity Date; provided, that, (i) the Borrower shall only be permitted to exercise the extension option set forth in this clause (a) up to two (2) times during the term of this Agreement, and (ii) in no case shall the Revolving Loan Maturity Date, as extended pursuant to this Section 2.16, exceed the date that is five (5) years from any then current date.
(b)    Lenders Election to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given by not later than fifteen (15) calendar days following the date of receipt of notice of such request described in the foregoing clause (a) from the Administrative Agent (the “Notice Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Loan Maturity Date (each, a “Non-Extending Lender”, and collectively (if there is more than one (1) such Lender), the “Non-Extending Lenders”) shall notify the Administrative Agent of such fact promptly after such determination (but, in any event, by no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.16 promptly and, in any event, by no later than the date that is fifteen (15) calendar days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Borrower shall have the right, on or before the applicable anniversary of the Effective Date, to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one (1) or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption, pursuant to which such Additional Commitment Lender shall undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving

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Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date) and shall be a “Lender” for all purposes of this Agreement and the other Loan Documents.
(e)    Minimum Extension Requirement. If all of the Lenders agree to any such request for extension of the Revolving Loan Maturity Date described in the foregoing of this Section 2.16, then the Revolving Loan Maturity Date for all Lenders shall be extended for the additional one (1) year, as applicable. If there exists any Non-Extending Lenders that are not being replaced by Additional Commitment Lenders, then the Borrower shall (i) withdraw its extension request and the Revolving Loan Maturity Date will remain unchanged, or (ii) solely if the Required Lenders (but, for the avoidance of doubt, not including any Additional Commitment Lenders) have agreed to such extension request (such Lenders agreeing to such extension request, the “Approving Lenders”) by no later than the date that is fifteen (15) calendar days prior to such anniversary of the Effective Date, the Borrower may extend the Revolving Loan Maturity Date solely as to the Approving Lenders and the Additional Commitment Lenders, with a reduced amount of Aggregate Revolving Commitments during such extension period being equal to the aggregate Revolving Commitments of the Approving Lenders and the Additional Commitment Lenders, taken together; it being understood that (A) the Revolving Loan Maturity Date relating to any Non-Extending Lenders that are not replaced by Additional Commitment Lenders shall not be extended, and the repayment of all of the Obligations owed to them, and the termination of their respective Revolving Commitments, shall occur on the already existing Revolving Loan Maturity Date, and (B) the Revolving Loan Maturity Date relating to the Approving Lenders and the Additional Commitment Lenders, if any, shall be extended for an additional year, as applicable.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding anything to the contrary in the foregoing, any extension of the Revolving Loan Maturity Date pursuant to this Section 2.16 shall not be effective with respect to any Lender unless, on and as of the effective date of such extension:
(i)    the conditions for a Borrowing provided in Section 5.02(a) and Section 5.02(b) shall be satisfied;
(ii)    the Administrative Agent shall have received a certificate, duly executed by a Responsible Officer of the Borrower, certifying that, as of such effective date of such extension: (A) there are no actions, suits, proceedings or disputes pending, or, to the knowledge of any Responsible Officer of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Principal Subsidiary, or against any of their respective properties or revenues, in any such case of the foregoing of this clause (f)(ii)(A), that (I) purports to affect or pertain to this Agreement and/or any of the other Loan Documents, and/or any of the transactions contemplated hereby or thereby, or (II) could reasonably be expected to result in a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents; and (B) since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has resulted in a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents; and
(iii)    the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep any such outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date (after giving effect to such extension).
Section 2.17        ESG Adjustments.
(a)    After the Effective Date, the Borrower, in consultation with the Sustainability Coordinators, shall be entitled, in its sole discretion, to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Coordinators and the Borrower may amend this Agreement (any such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such ESG Amendment shall become effective upon the posting of such proposed ESG Amendment to all Lenders and the Borrower and the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrower, each Sustainability Coordinator and Lenders comprising the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Rate Adjustments”) to the otherwise applicable Applicable Margin for

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Eurodollar Rate Loans, Base Rate Loans and the Facility Fee will be made; provided, that, (i) the amount of such adjustments, taken together, to the otherwise applicable Applicable Margin for (A) the Facility Fee, shall not exceed an increase and/or decrease of one basis point (0.01%) in the aggregate, and (B) Eurodollar Rate Loans and Base Rate Loans, shall not exceed an increase and/or decrease of four basis points (0.04%) in the aggregate, and (ii) in no event shall the Applicable Margin for Eurodollar Rate Loans, Base Rate Loans or the Facility Fee be less than zero percent (0.00%). The KPIs, the Borrower’s performance against the KPIs, and any related ESG Applicable Rate Pricing Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, in each case, setting forth the calculation and measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and to be mutually agreed between the Borrower and the Sustainability Coordinators (each acting reasonably). Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Required Lenders, so long as such modification does not have the effect of reducing the Applicable Margin for Eurodollar Rate Loans, Base Rate Loans or the Facility Fee to a level that is not otherwise permitted by this clause (a).
(b)    The Sustainability Coordinators will assist the Borrower in: (i) determining the ESG Pricing Provisions in connection with any proposed ESG Amendment; and (ii) preparing informational materials focused on ESG to be used in connection with any proposed ESG Amendment.
(c)    This Section 2.17 shall supersede any provisions in Section 11.01 to the contrary.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01        Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by, or on account of, any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.
(ii)    If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both U.S. Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If the Borrower or the Administrative Agent shall be required, by any applicable Laws other than the Internal Revenue Code, to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that, after any required withholding or the making of all required deductions (including

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deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of the foregoing clause (a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Without limiting the provisions of the foregoing clauses (a) or (b), but without duplication, the Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) calendar days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.01) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) calendar days after demand therefor, for any amount that a Lender, for any reason, fails to pay indefeasibly to the Administrative Agent as required pursuant to clause (c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) calendar days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but solely to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes, and without limiting the obligation of the Borrower to do so), (B) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case of the foregoing clauses (c)(ii)(A) through (c)(ii)(C), that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment, or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the

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Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the two (2) immediately preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender; provided, that, this sentence shall not apply to documentation described in clause(e)(ii)(C) below if such documentation is in substance essentially equivalent to, and not materially more onerous to provide than, the documentation set forth in clauses (e)(ii)(A), (e)(ii)(B) or (e)(ii)(D) below.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W–9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable (together with any required schedules and attachments):
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (1) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (2) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of Internal Revenue Service Form W–8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (1) a certificate, substantially in the form of Exhibit 3.01–A, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (2) executed copies of Internal Revenue Service Form W–8BEN or W–8BEN–E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W–8IMY, accompanied by Internal Revenue Service Form W–8ECI, Internal Revenue Service Form W–8BEN or W–8BEN–E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit 3.01–B or Exhibit 3.01–C, Internal Revenue Service Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit 3.01–D, on behalf of each such direct and indirect partner;

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(C)    any Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(iii)    Each Lender agrees that, if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for, or otherwise pursue, on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event that the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Revolving Commitments, and the repayment, satisfaction or discharge of all other Obligations.
Section 3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans, or to convert Base Rate Loans to

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Eurodollar Rate Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case of the foregoing, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice: (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall, during the period of such suspension, compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amount required pursuant to Section 3.05.
Section 3.03        Inability to Determine Rates.
(a)    If, in connection with any request for a Eurodollar Rate Loan, or in connection with a request for a conversion of Base Rate Loans to Eurodollar Rate Loans, or in connection with a request for a continuation of any Eurodollar Rate Loans, as applicable, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (A) no Benchmark Replacement or Successor Rate, as applicable, for LIBOR has been determined in accordance with clauses (b) or (c) below, as applicable, and either the event(s) and/or circumstance(s) described in clause (b)(i) below have occurred or the Scheduled Unavailability Date has occurred with respect to LIBOR (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining LIBOR and/or the LIBO Rate for any determination date(s) or requested Interest Period(s), as applicable, with respect to a proposed Eurodollar Rate Loan, or otherwise in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders shall have determined that, for any reason, LIBOR and/or the LIBO Rate with respect to a proposed Borrowing of any Loan hereunder for any requested Interest Period (if applicable) or determination date(s) does not adequately and fairly reflect the cost to the Lenders of funding such proposed Loan, then, in any such case of the foregoing clauses (a)(i) and (a)(ii), the Administrative Agent shall promptly so notify the Borrower and each Lender. Thereafter: (A) the obligation of the Lenders to make or maintain Loans, or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended (to the extent of the affected Loans or Interest Periods or determination date(s), as applicable), and (B) in the event of a determination described in the first (1st) sentence of this clause (a) with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case of the foregoing clauses (a)(A) and (a)(B), until the Administrative Agent (or, in the case of a determination by the Required Lenders described in the foregoing clause (a)(ii), until the Administrative Agent, upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice: (I) the Borrower may revoke any pending request for a Borrowing of, or conversion to or continuation as, Eurodollar Rate Loans, in each case of this clause (a)(I), to the extent of the affected Loan(s), Interest Period(s) or determination date(s), as applicable, or failing that, will be deemed to have converted such request into a request for a Borrowing of, or conversion to, Base Rate Loans; and (II) any outstanding affected Eurodollar Rate Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans at the end of the applicable Interest Period, or (2) be prepaid in full at the end of the applicable Interest Period (provided, that, if no election is made by the Borrower by the last day of the then current Interest Period for such Eurodollar Rate Loan, then the Borrower shall be deemed to have made the election described in the foregoing clause (a)(II)(1)).
(b)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of such notification provided by the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as the case may be) have determined, that:

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(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period, because none of the applicable tenors of LIBOR (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority has made a public statement identifying a specific date after which all applicable tenors of LIBOR (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Dollars, as the case may be, or shall or will otherwise cease; provided, that, in each case of this clause (b)(ii), at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of LIBOR (the latest date on which all tenors of LIBOR (including any forward-looking term rate thereof) are no longer representative or available, permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed and agented in the United States are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;
or if the event(s) and/or circumstance(s) of the type(s) described in the foregoing clauses (b)(i), (b)(ii) or (b)(iii) have occurred with respect to any Successor Rate then in effect, then, in any such case of the foregoing, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR (or any then-current Successor Rate for LIBOR, as applicable) in accordance with this clause (b) with an alternative benchmark rate, giving due consideration to any evolving, or then-existing, convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such alternative benchmarks, and, in each case of the foregoing, including any mathematical or other adjustments to such benchmark, giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such benchmarks, which adjustment, or method(s) for calculating such adjustment, shall be published on an information service as selected by the Administrative Agent from time to time in its reasonably discretion and may be periodically updated (any such proposed rate, including, for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the date that is five (5) Business Days after the date on which the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower, unless, prior to such time, Lenders comprising the Required Lenders shall have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(c)    The Administrative Agent will promptly (in one (1) or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent that such market practice is not administratively feasible for the Administrative Agent or a market practice does not exist, then such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, at any time, any Successor Rate, as determined in accordance with this Section 3.03, would (but for the adjustment described in this clause (c)) be less than zero (0.00%), then such Successor Rate shall be deemed to be zero (0.00%) for all purposes of this Agreement and each other Loan Document.
(d)    In connection with the implementation of a Successor Rate, the Administrative Agent shall have the right to make Successor Rate Conforming Changes from time to time, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing any Successor Rate Conforming Changes will become effective without any further action(s) by, and/or consent(s) of, any other party to this Agreement or any other Loan Document or any other Person; provided, that, with respect to any such amendment effected pursuant to this clause (d), the Administrative Agent shall post a copy of such amendment implementing such Successor Rate Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(e)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:
(i)    On March 5, 2021, the Financial Conduct Authority (the “FCA”), the regulatory supervisor of LIBOR’s administrator (the “IBA”), announced in a public statement the future cessation or loss of representativeness of overnight / Spot Next one (1) week, one (1) month, two (2) month, three (3) month, six (6) month and twelve (12) month Dollar LIBOR tenor settings. On the earliest to occur of

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(A) the first (1st) date on which all Available Tenors of Dollar LIBOR have permanently or indefinitely ceased to be provided by the IBA, or have been announced by the FCA, pursuant to a public statement or other publication of information, to no longer be representative, (B) June 30, 2023, and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-In, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes of this Agreement and the other Loan Documents in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action(s) by and/or consent(s) of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, then, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, all interest payments payable hereunder will be payable on a monthly basis.
(ii)    Upon (A) the occurrence of a Benchmark Transition Event, or (B) a determination by the Administrative Agent that neither of the alternatives set forth under clause (a) of the definition of “Benchmark Replacement” in Section 1.01 are available, then the Benchmark Replacement will replace the then-current Benchmark for all purposes of this Agreement and the other Loan Documents in respect of any Benchmark setting at or after 5:00 p.m. on the date that is five (5) Business Days after the date on which notice of such Benchmark Replacement is provided to the Lenders, without any amendment to, or further action(s) by and/or consent(s) of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders constituting the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided, that, solely in the event that the then-current Benchmark at the time of occurrence of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of “Benchmark Replacement” in Section 1.01, unless the Administrative Agent determines that neither of such alternative rates referred to in such clause (a) of the definition of “Benchmark Replacement” in Section 1.01 is available.
(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark, or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark, pursuant to a public statement or other publication of information, to no longer be representative of the underlying market and economic reality that such Benchmark is or was intended to measure, and that such representativeness will not be restored, then, the Borrower may revoke any pending request for a Borrowing of, or a conversion to or continuation of, Loans to be made, converted or continued, as the case may be, that would bear interest by reference to such Benchmark, until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of, or conversion to, Base Rate Loans. During the period referenced in the foregoing sentence of this clause (e)(iii), the component(s) of the Base Rate based upon the Benchmark (if any) will not be used in any determination of the Base Rate.
(iv)    In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent shall have the right to make Benchmark Replacement Conforming Changes from time to time, and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendment implementing any such Benchmark Replacement Conforming Changes shall become effective without any further action(s) by, or consent(s) of, any other party to this Agreement or any other Loan Document or any other Person.
(v)    The Administrative Agent will promptly notify the Borrower and the Lenders of: (A) the implementation of any Benchmark Replacement; and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this clause (e), including any determination with respect to a tenor, rate or adjustment, or of the occurrence (or non-occurrence) of any event(s), circumstance(s) and/or date(s), and any decision to take (or refrain from taking) any action(s), in each case of the foregoing, shall be conclusive and binding absent manifest error and may be made in its sole discretion and without the consent of any other party to this Agreement or any other Loan Document, except, in each case of the foregoing, to the extent expressly required pursuant to this clause (e).
(vi)    At any time (including in connection with the implementation of a Benchmark Replacement): (A) if the then-current Benchmark is a term rate (including Term SOFR or a LIBOR-

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based term rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for any applicable Benchmark (including Benchmark Replacement) settings; and (B) the Administrative Agent may reinstate any such previously removed tenor for any applicable Benchmark (including Benchmark Replacement) settings.
Section 3.04        Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Generally. If any Change in Law shall:
(i)    impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by clause (e) below);
(ii)    subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (in each case, except for Indemnified Taxes and Excluded Taxes); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has, or would have, the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in the foregoing clauses (a) or (b), and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.
(d)    Delay in Requests. Any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual cost of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination and shall be conclusive and binding), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the

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maintenance of the Revolving Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five (5) decimal places) equal to the actual costs allocated to such Revolving Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which, in each case of the foregoing, shall be due and payable on each date on which interest is payable on such Loan; provided, that, the Borrower shall have received, at least ten (10) calendar day’s prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice at least ten (10) calendar days prior to the relevant Interest Payment Date, such additional interest shall be due and payable on the date that is ten (10) calendar days after the date of receipt of such notice.
Section 3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan, other than a Base Rate Loan, on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss (other than any loss of anticipated profits) or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
Section 3.06        Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay its all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.
Section 3.07        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations, and resignation of the Administrative Agent.

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ARTICLE IV

[RESERVED]
ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS
Section 5.01        Conditions of Initial Borrowings. This Agreement shall become effective upon, and the obligation of each Lender to make Loans to the Borrower hereunder on the Effective Date is subject to, satisfaction of each of the following conditions precedent:
(a)    Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and a Note for each Lender that has requested a Note, each properly executed by a Responsible Officer of the Borrower and, in the case of this Agreement, by each Lender.
(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Borrower, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Financial Statements. The Administrative Agent shall have received: (i) the Audited Financial Statements; and (ii) the Interim Financial Statements.
(d)    No Material Adverse Change. Since December 31, 2020, there has been no event or circumstance that, either individually or in the aggregate, has had a Material Adverse Effect, other than as specifically disclosed in the Disclosure Documents.
(e)    Litigation. There shall not exist any action, suit, investigation or proceeding pending, or, to the knowledge of any Responsible Officer of the Borrower, threatened, in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect, other than as specifically disclosed in the Disclosure Documents.
(f)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary (or other officer of substantially equivalent title and authority) of the Borrower to be true and correct as of the Effective Date;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party; and
(iii)    such documents and certifications as the Administrative Agent may require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(g)    Effective Date Certificate. Receipt by the Administrative Agent of a certificate, dated as of the Effective Date and signed by a Responsible Officer of the Borrower, certifying that: (i) each of the conditions specified in the foregoing clauses (d), and (e), Section 5.02(a) and Section 5.02(b) have been satisfied as of the Effective Date; and (ii) the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of any Indebtedness related thereto on the Effective Date) are Solvent on a consolidated basis.

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(h)    OFAC, Patriot Act, Beneficial Ownership Regulation, Etc. Receipt by the Administrative Agent of all documentation and other information that any Lender has reasonably requested prior to the Effective Date in order to comply with its ongoing obligations under applicable “know your customer”, OFAC and anti-corruption laws, including, without limitation, the Patriot Act, and, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
(i)    Repayment of Existing Credit Agreement. Receipt by the Administrative Agent of evidence that: (i) all obligations owed to lenders under the Existing Credit Agreement who are not Lenders hereunder on the Effective Date, if any, shall have been paid in full; and (ii) the obligations owed to lenders under the Existing Credit Agreement who are Lenders hereunder shall be paid to the extent necessary so that the Obligations owed to such Lenders hereunder on the Effective Date (after giving effect to this Agreement) shall not exceed the respective Revolving Commitments of such Lenders hereunder on the Effective Date (after giving effect to this Agreement).
(j)    Fees and Expenses. Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of all accrued fees and expenses required to be paid by the Borrower on or prior to the Effective Date, including, without limitation, all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced on, or prior to, the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such counsel’s reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(k)    Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, and to be satisfied with, each document made available to it for review prior to the Effective Date and each matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, such Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 5.02        Conditions to all Borrowings. The obligation of each Lender to honor any Request for Borrowing from the Borrower, whether on the Effective Date or after the Effective Date, is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article VI (other than in Section 6.05(c) and Section 6.06) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on, and as of, the date of such Borrowing (other than any representation and warranty that is expressly qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct, in all material respects (other than any representation and warranty that is expressly qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects), as of such earlier date (and except that, for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively).
(b)    No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the Swing Line Lender shall have received a Request for Borrowing from the Borrower in accordance with the requirements hereof.

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Each Request for Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in each of Section 5.02(a) and Section 5.02(b) have been satisfied on, and as of, the date of the applicable Borrowing.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
Section 6.01        Existence, Qualification and Power. The Borrower and each Principal Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified, and is licensed and in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties, or the conduct of its business, requires such qualification or license, and (d) is in compliance with all Laws, except, in each case of the foregoing clauses (b)(i), (c) or (d), to the extent that failure to do so would not have a Material Adverse Effect.
Section 6.02        Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with, or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under, (i) any Contractual Obligation to which such Person is a party, or affecting such Person, or the respective properties of such Person or any Principal Subsidiary thereof, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. The Borrower and each Principal Subsidiary is in compliance with all Contractual Obligations referred to in the foregoing clause (b)(i), except to the extent that failure to do so would not have a Material Adverse Effect.
Section 6.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to or filing with, any Governmental Authority (including, without limitation, FERC and DPU) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, other than those approvals, consents or filings already obtained or made and in full force and effect.
Section 6.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document, when so delivered, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
Section 6.05        Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof, and their results of operations for the period covered thereby, in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, to the extent required by GAAP, all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including, without limitation, liabilities for taxes, material commitments and Indebtedness.
(b)    The Interim Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof, and their results of operations for the period covered thereby, subject, in each case of the foregoing clauses (b)(i) and (b)(ii), to the absence of footnotes and to normal year-end audit adjustments.

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(c)    Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents.
Section 6.06        Litigation. There are no actions, suits, proceedings, or disputes pending, or, to the knowledge of any Responsible Officer of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Principal Subsidiary, or against any of their respective properties or revenues, that: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby; or (b) could reasonably be expected to have a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents.
Section 6.07        No Default or Event of Default. Neither the Borrower nor any Principal Subsidiary is in default under, or with respect to, any indebtedness for borrowed money in excess of the Threshold Amount. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 6.08        Ownership of Property; Liens. The Borrower and each Principal Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Effective Date, the Borrower and each Principal Subsidiary enjoys peaceful and undisturbed possession under all leases of real property on which facilities operated by it are situated, and all such leases are valid and subsisting and in full force and effect. The respective properties of the Borrower and each Principal Subsidiary are subject to no Liens, other than Liens permitted by Section 8.01.
Section 6.09        Environmental Compliance. The Borrower and each Principal Subsidiary conducts, in the ordinary course of its business, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on its respective businesses, operations and properties, and, as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, have a Material Adverse Effect.
Section 6.10        Insurance. The respective properties of the Borrower and each Principal Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Principal Subsidiary operates. All of such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Borrower and each Principal Subsidiary with all written agreements or instruments to which the Borrower or such Principal Subsidiary is a party, and all requirements of applicable Law; (c) provide that they will remain in full force and effect through the respective dates set forth in such policies; and (d) will not, in any way, be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Borrower nor any Principal Subsidiary is in default with respect to its respective obligations under any of such insurance policies, and none of the foregoing has received any notification of cancellation of any such insurance policies.
Section 6.11        Taxes. The Borrower and each Principal Subsidiary has filed all federal, state and other material tax returns and reports required to be filed by, or on behalf of, it, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it, or any of its respective properties, income or assets, otherwise due and payable, except: (a) those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; and (b) those where the failure to file or pay would not have a Material Adverse Effect. There is no unpaid tax claimed by any Governmental Authority to be due against the Borrower or any Principal Subsidiary that would, if made, have a Material Adverse Effect. As of the Effective Date, neither the Borrower nor any Principal Subsidiary is party to any tax sharing agreements, other than as set forth on Schedule 6.11.
Section 6.12        ERISA Compliance.
(a)    Except as would not reasonably be likely to result in a Material Adverse Effect, each Plan is in compliance, in all material respects, with the applicable provisions of ERISA, the Internal Revenue Code, and other applicable federal or state Laws. Each Pension Plan that is intended to be a qualified Plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal

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Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto. To the best knowledge of each Responsible Officer of the Borrower, nothing has occurred that has not been, or cannot be, corrected that would prevent, or cause the loss of, such tax-qualified status.
(b)    There are no pending, or, to the best knowledge of each Responsible Officer of the Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
(c)     (i) No ERISA Event has occurred, or is reasonably expected to occur, and no Responsible Officer of the Borrower, nor any Responsible Officer of any ERISA Affiliate, is aware of any fact, event or circumstance that could reasonably be expected to constitute, or result in, an ERISA Event with respect to any Pension Plan; (ii) the Borrower, and, to the best knowledge of each Responsible Officer of the Borrower, each ERISA Affiliate, has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    The Borrower is not, nor will the Borrower be, using “plan assets” (within the meaning of 29 CFR §–2510.3–101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans or the Revolving Commitments.
Section 6.13        Subsidiaries. As of the Effective Date, the Borrower does not have any Principal Subsidiaries, other than those specifically disclosed on Schedule 6.13, and all of the outstanding Equity Interests entitled to vote for the election of directors or other governing Persons in such Principal Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by the Borrower in the amounts specified on Schedule 6.13, free and clear of all Liens. All of the outstanding Equity Interests entitled to vote in the Borrower have been validly issued and are fully paid and non-assessable, and the Equity Interests in the Borrower are owned by Eversource to the extent specified, as of the Effective Date, on Schedule 6.13, free and clear of all Liens.
Section 6.14        Use of Proceeds; Margin Regulations; Investment Company Act.
(a)    The proceeds of the Loans will be used for working capital, capital expenditures and other general corporate purposes (including, without limitation, the repayment of Indebtedness). The proceeds of the Loans will not be used in any way that would violate the provisions of Regulation T, Regulation U or Regulation X. The Borrower is not engaged, nor will the Borrower engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T or Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act.
Section 6.15        Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Principal Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by, or on behalf of, the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement, or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other

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information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Effective Date, to the extent that the Borrower qualifies as a “legal entity customer” pursuant to the Beneficial Ownership Regulation, the information included in the applicable Beneficial Ownership Certification is true and correct in all respects.
Section 6.16        Compliance with Laws. The Borrower and each Principal Subsidiary are in compliance, in all material respects, with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to any of its respective properties, except in such instances in which: (a) such requirement of applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.
Section 6.17        Solvency. The Borrower, together with its Subsidiaries on a consolidated basis, are on the Effective Date, and, upon the incurrence of any Borrowing on any date on which this representation and warranty is made, will be, Solvent.
Section 6.18        Taxpayer Numbers and Other Information. The Borrower’s (a) true and correct U.S. taxpayer identification number, (b) full legal name, (c) state of incorporation, formation or organization (as the case may be), and (d) address of its principal place of business, are set forth on Schedule 6.18.
Section 6.19        Sanctions Concerns; Anti-Corruption Laws.
(a)    Sanctions Concerns. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of any of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority; or (iii) located, organized or resident in a Designated Jurisdiction so as to result in a violation of Sanctions.
(b)    Anti-Corruption Laws. The Borrower and its Subsidiaries, and, to the knowledge of any Responsible Officer of any of the Borrower and its Subsidiaries, all directors, officers, employees, agents, affiliates and representatives thereof, have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 6.20        Affected Financial Institutions. The Borrower is not an Affected Financial Institution.
Section 6.21        Beneficial Ownership Regulation. To the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, as of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
ARTICLE VII

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower hereby agrees that it shall, and shall (except in the case of the covenants set forth in Section 7.01, Section 7.02, and Section 7.03) cause each of its Principal Subsidiaries to:
Section 7.01        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, as soon as available, but, in any event:

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(a)    within one-hundred five (105) calendar days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case in comparative form (where applicable), the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally-recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and to the effect that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with prior years (except as to changes with which such accountants concur and which shall be disclosed in the notes thereto or in a letter) and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries at the dates thereof, and the results of its consolidated operations for the periods covered thereby; and
(b)    within fifty (50) calendar days after the end of each of the first (1st) three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, and for the portion of the Borrower’s fiscal year then ended, setting forth, in each case in comparative form (where applicable), the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under the foregoing clauses (a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in the foregoing clauses (a) and (b) at the times specified therein.
Section 7.02        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in each of Section 7.01(a) and Section 7.01(b), a certificate, substantially in the form of Exhibit 7.02, signed by a Responsible Officer of the Borrower (the “Compliance Certificate”): (i) stating that no Default or Event of Default has occurred and is continuing on the date of such certificate, and, if a Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action(s) that the Borrower has taken, or proposes to take, with respect thereto; (ii) setting forth, in reasonable detail, computations evidencing compliance with the financial covenant set forth in Section 8.06, determined as of the last day of the fiscal quarter immediately preceding the fiscal quarter in respect of which such certifications are to be delivered pursuant to this clause (a); and (iii) stating whether any change in GAAP, or the application thereof, has occurred since the date of the most recently-delivered financial statements pursuant to Section 7.01(a) (or, if no such financial statements have been delivered pursuant to Section 7.01(a), since the date of the most recent of the Audited Financial Statements), and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(b)    concurrently with the delivery of the financial statements referred to in each of Section 7.01(a) and Section 7.01(b), a copy of the certification (if any), signed by the principal executive officer and the principal financial officer of the Borrower (each, a “Certifying Officer”), as required by SEC Rule 13A–14 under the Securities Exchange Act, and a copy of the internal controls disclosure statement by such Certifying Officer as required by SEC Rule 13A–15 under the Securities Exchange Act, each as included in the Borrower’s Annual Report on SEC Form 10–K or Quarterly Report on SEC Form 10–Q, as the case may be, for the applicable fiscal period;
(c)    contemporaneously with the filing or mailing thereof, copies of all financial statements sent by the Borrower to shareholders and all reports, notices, proxy statements or other communications sent by the Borrower to its shareholders, and all reports under Section 12, Section 13 and Section 14,

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and under any rules promulgated with respect to such sections (including, without limitation, all reports on SEC Form 8–K, SEC Form 10–K and SEC Form 10–Q, along with all amendments and supplements thereto), of the Securities and Exchange Act, all SEC Schedule 13D and SEC Schedule 13G filings and all amendments thereto, and registration statements filed by the Borrower with any securities exchange, or with the SEC (or any successor agency);
(d)    promptly, and, in any event, within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each formal notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation, or possible investigation or other inquiry, by such agency regarding financial or other operational results of the Borrower or such Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(e)    promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation; and
(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Principal Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.02(d) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that, the Borrower shall (A) deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent, by electronic mail, electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery, or to maintain copies, of the documents referred to above, and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that: (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”); and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that: (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first (1st) page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of U.S. Federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
Section 7.03        Notices. Promptly notify the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or any Event of Default;

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(b)    any matter that has resulted, or could reasonably be expected to result, in a Material Adverse Effect, including, without limitation, as a result of: (i) breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any Principal Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Principal Subsidiary, on the one hand, and any Governmental Authority, on the other hand; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Principal Subsidiary, including, without limitation, pursuant to any applicable Environmental Laws;
(c)    the occurrence of any ERISA Event;
(d)    any announcement by Moody’s and/or S&P of any change in a credit rating (whether a Borrower Unsecured Debt rating, a Borrower Secured Debt rating, a long-term corporate/issuer rating or otherwise, as applicable) that is used to determine the Reference Ratings; and
(e)    to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or part (d) of the Beneficial Ownership Certification.
Each notice delivered, or required to be delivered, pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action(s) the Borrower has taken, and/or proposes to take, with respect thereto. Each notice delivered, or required to be delivered, pursuant to the foregoing clause (a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 7.04        Payment of Taxes. Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or any of its properties and/or assets (including, without limitation, all lawful claims which, if unpaid, would by applicable Law become a Lien upon its property and/or assets), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except, in each case of the foregoing, where the failure to pay such amounts would not have a Material Adverse Effect.
Section 7.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain, in full force and effect, its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 8.02; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would not have a Material Adverse Effect.
Section 7.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not have a Material Adverse Effect, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; provided, that, in each case of the foregoing clauses (a), (b), and (c), neither the Borrower nor any Principal Subsidiary will be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the reasonable judgment of the Borrower or such Principal Subsidiary, as the case may be, desirable in the operation or maintenance of its business and would not result, or be reasonably likely to result, in a Material Adverse Effect.
Section 7.07        Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types, and in such amounts, as are customarily carried under similar circumstances by such other Persons.
Section 7.08        Compliance with Laws. Comply (a) with the Patriot Act, the Beneficial Ownership Regulation (to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation), OFAC rules and regulations, and all Sanctions and laws related thereto, (b)

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in all material respects, with the requirements of all other applicable Laws (including, without limitation, Environmental Laws and anti-money laundering laws) applicable to it or to its business or property, except in such instances in which such requirement of applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (c) all material provisions of its charter documents, by-laws, operating agreement, certificate and other constituent documents, as applicable, and (d) all material applicable decrees, orders, and judgments; except, solely in each case of the foregoing clauses (b) and (c), where the failure to so comply would not have a Material Adverse Effect.
Section 7.09        Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made, of all financial transactions and matters involving the respective assets and businesses of the Borrower or any Principal Subsidiary thereof, as the case may be, in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any such Principal Subsidiary, as the case may be.
Section 7.10        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.
Section 7.11        Use of Proceeds. Use the proceeds of the Borrowings for working capital, capital expenditures and other general corporate purposes (including, without limitation, the repayment of Indebtedness) not in contravention of any applicable Law or of any Loan Document. The proceeds of the Loans will not be used in any way that would violate the provisions of Regulation T, Regulation U or Regulation X.
Section 7.12        Further Assurances. (a) Promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take, and cause to be taken, all further actions, that may be necessary, or that the Required Lenders, through the Administrative Agent, may reasonably request, to enable the Lenders and the Administrative Agent to carry out, to their reasonable satisfaction, the transactions contemplated by this Agreement, to enforce the terms and provisions of this Agreement, and to exercise their rights and remedies hereunder or under the Notes; and (b) use all commercially reasonable efforts to duly obtain governmental approvals required in connection with this Agreement from time to time on or prior to such date, as the same may become legally required, and thereafter to maintain all such governmental approvals in full force and effect.
Section 7.13        Conduct of Business. Except as permitted by Section 8.02, conduct its primary business in substantially the same manner, and in substantially the same fields, as such business is conducted on the Effective Date.
Section 7.14        Governmental Approvals. Duly obtain, on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its part to be obtained, except, in the case of those Governmental Approvals referred to in clause (b) of the definition of “Governmental Approval” in Section 1.01, (a) those the absence of which could not reasonably be expected to result in a Material Adverse Effect, and (b) those that the Borrower or any Principal Subsidiary thereof is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Borrower or any Principal Subsidiary thereof is contesting in good faith by appropriate proceedings or by other appropriate means; provided, that, the exception set forth in the foregoing clause (b), shall be available only if, and for so long as, such attempt or contest, and any delay resulting therefrom, could not reasonably be expected to result in a Material Adverse Effect.
Section 7.15        Anti-Corruption Laws. Conduct its business in compliance with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.
ARTICLE VIII

NEGATIVE COVENANTS

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So long as any Lender shall have any Revolving Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower hereby agrees that it shall not, nor shall it permit any of its Principal Subsidiaries to (except in the case of the covenant set forth in Section 8.06, which shall apply only to the Borrower), directly or indirectly:
Section 8.01        Liens. Create, incur, assume, or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens granted, incurred or existing in the ordinary course of business not in connection with the borrowing of money or the obtaining of credit;
(b)    Liens arising in connection with the sale of accounts receivable;
(c)    Liens existing on acquired property at the time of acquisition thereof by the Borrower or any Subsidiary, which liens do not extend to any property other than such acquired properties;
(d)    any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by the Borrower or any Subsidiary, and any Lien on any assets existing at the time of acquisition thereof by the Borrower or a Subsidiary, or created within one hundred eighty (180) days from the date of completion of such acquisition or construction; provided, that, such Lien or construction mortgage shall, at all times, be confined solely to the assets so acquired or constructed, and any additions thereto;
(e)    Liens existing on the Effective Date and disclosed on Schedule 8.01;
(f)    [reserved];
(g)    [reserved];
(h)    Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by the Borrower or any Subsidiary, and as to which the Borrower or such Subsidiary, to the extent required by GAAP, shall have set aside on its books adequate reserves;
(i)    Liens created in favor of the other contracting party in connection with advance or progress payments;
(j)    any Liens in favor of any Governmental Authority, or trustee acting on behalf of holders of obligations issued by any Governmental Authority or any financial institutions lending to, or purchasing obligations of, any Governmental Authority, which Liens are created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;
(k)    Liens resulting from conditional sale agreements, capital leases, or other title retention agreements;
(l)    with respect to sewage facility and pollution control bond financings, Liens on funds, accounts, and other similar intangibles of the Borrower or any Subsidiary created or arising under the relevant indenture, pledges of the related loan agreement with the relevant issuing authority, and pledges of the Borrower’s or any Subsidiary’s interest, if any, in any bonds issued pursuant to such financings, to a letter of credit bank, bond issuer or similar credit enhancer;
(m)    Liens granted on accounts receivable in connection with financing transactions, whether denominated as sales or borrowings;
(n)    Liens on the assets of, the stock issued by or other equity of, any Subsidiary of the Borrower created to hold generating or transmission assets, if such Liens are created to secure Indebtedness that is: (i) non-recourse to the Borrower; and (ii) incurred to acquire, construct or otherwise develop such generating or transmission assets;
(o)    Liens created to secure Indebtedness of a transmission company Subsidiary of the Borrower with respect to assets transferred to such transmission company by another Subsidiary of the Borrower;

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(p)    any extension, renewal or replacement of any Liens permitted by any of the foregoing clauses (c), (d), (e), (k), (l), (m) and (n); provided, that, (i) the principal amount of Indebtedness secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Indebtedness so secured, and (ii) such extension, renewal or replacement shall be limited to all, or a part, of the property that secured the Lien so extended, renewed or replaced, or to other property and/or assets of no greater value than the property and/or assets that secured the Lien so extended, renewed or replaced;
(q)    Liens on the respective assets of the Borrower and/or any Principal Subsidiary thereof granted by the Borrower and/or such Principal Subsidiary to secure long term Indebtedness of the Borrower (exclusive of those Liens granted pursuant to any of the foregoing clauses (c), (d), (e), (k), (l), (m), (n) and (o)); provided, that, at the time of granting such Liens (and after giving effect thereto), the aggregate amount of all such long term Indebtedness of the Borrower and the Principal Subsidiaries, taken together, shall not exceed Four-Hundred Million Dollars ($400,000,000); and
(r)    Stranded Cost Recovery Obligations securitization transactions.
Section 8.02        Fundamental Changes. Merge, amalgamate, dissolve, liquidate, wind-up or consolidate (or suffer any liquidation or dissolution) with or into another Person, or dispose of (whether in a single transaction or a series of transactions) all, or substantially all, of its assets (including, without limitation, Equity Interests in Subsidiaries) (whether now owned or hereafter acquired) to, or in favor of, any Person, unless:
(a)    a Subsidiary of the Borrower merges, amalgamates or consolidates with the Borrower or any other Subsidiary of the Borrower, provided, that: (i) if the Borrower is party to such transaction, the Borrower shall be the surviving entity in such transaction; and (ii) subject to the foregoing clause (a)(i), if a Principal Subsidiary is party to such transaction, a Principal Subsidiary that is a Domestic Subsidiary shall be the surviving entity;
(b)    a Subsidiary of the Borrower liquidates or dissolves into, or makes an asset disposition to, the Borrower or any other Subsidiary of the Borrower, provided, that: (i) if the Borrower is party to such transaction, the Borrower shall be the entity into which assets are transferred; and (ii) subject to the foregoing clause (b)(i), if a Principal Subsidiary is party to such transaction, a Principal Subsidiary that is a Domestic Subsidiary shall be the entity into which assets are transferred;
(c)    all corporate and regulatory approvals therefor have been received;
(d)    no Default or Event of Default would exist hereunder after giving effect to such transaction; and
(e)    the ratings assigned by S&P and Moody’s to (i) the Borrower Unsecured Debt, and (ii) to the extent applicable, the long-term senior unsecured, non-credit enhanced debt of (A) the Principal Subsidiary that is the surviving entity in a transaction permitted under the foregoing clause (a), (B) the entity to which assets are transferred in a transaction permitted under the foregoing clause (b), and (C) the Principal Subsidiary disposing of assets to a Person other than the Borrower or any of its Subsidiaries in a transaction permitted under the foregoing clause (b), in each case of the foregoing of this clause (e), after giving effect to such transaction, shall be at least “BBB-” and “Baa3”, respectively (it being understood and agreed that, if, at any time, S&P and/or Moody’s does not maintain any of the foregoing applicable rating(s) (whether because no Borrower Unsecured Debt or no such long-term senior unsecured, non-credit enhanced debt, as applicable, is outstanding or otherwise), then the condition set forth in this clause (e) shall not be satisfied at such time with respect to such transaction).
Notwithstanding anything to the contrary in the foregoing, any disposition of assets permitted by the foregoing provisions of this Section 8.02 to a Person other than the Borrower and its Subsidiaries may be consummated by way of merger, amalgamation or consolidation.
Section 8.03        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and/or such Subsidiary on the Effective Date, or any business substantially related or incidental thereto.

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Section 8.04        Transactions with Affiliates and Insiders. Enter into any transaction of any kind with any officer, director or Affiliate of the Borrower, whether or not in the ordinary course of business, other than: (a) except as otherwise specifically limited in this Agreement, transactions that are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than such an officer, director or Affiliate; (b) any transaction for which the Borrower or such Subsidiary has obtained the approval of the DPU; (c) immaterial incidental transactions among the Borrower and its Affiliates that are substantially on an arm’s length basis, such as cash management, facility sharing, tax sharing, management services, or other overhead sharing matters; (d) intercompany transactions (including, without limitation, loans and advances and the provision of services) not otherwise prohibited under this Agreement or required under the U.S. Federal Power Act and the rules of FERC or state utility commissions, in each case of the foregoing, to the extent applicable thereto; (e) normal and reasonable compensation and reimbursement expenses of officers and directors in the ordinary course of business; and (f) Stranded Cost Recovery Obligations securitization transactions.
Section 8.05        Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation T or Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 8.06        Consolidated Indebtedness to Capitalization Ratio. Permit the Consolidated Indebtedness to Capitalization Ratio, as of the end of any fiscal quarter of the Borrower, to be greater than 0.65:1.00.
Section 8.07        Compliance with ERISA. (a) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan so as to result in any direct liability of the Borrower or any Principal Subsidiary to the PBGC in an amount greater than the Threshold Amount, or (b) permit to exist any occurrence of any Reportable Event that, alone or together with any other Reportable Event with respect to the same or another Pension Plan, has a reasonable possibility of resulting in direct liability of the Borrower or any Subsidiary to the PBGC in an aggregate amount in excess of the Threshold Amount, or any other event or condition that presents a material risk of such a termination by the PBGC of any Pension Plan, or that has a reasonable possibility of resulting in a liability of the Borrower or any Subsidiary to the PBGC or a Multiemployer Plan, in an aggregate amount in excess of the Threshold Amount.
Section 8.08        Interests in Nuclear Plants. Acquire any nuclear plant, or any interest therein, not held on the Effective Date, other than so called “power entitlements” acquired for use in the ordinary course of business.
Section 8.09        Financing Agreements. With respect to the Borrower only, permit any Principal Subsidiary thereof to enter into any agreement, contract, indenture or similar obligation, or to issue any security (each of the foregoing being referred to, collectively, as “Financing Agreements”), that is not in effect on the Effective Date, or amend or modify any existing Financing Agreement, if the effect of such Financing Agreement (or amendment or modification thereof) is to impose any additional restriction that is not in effect on the Effective Date on the ability of any such Principal Subsidiary to pay dividends to the Borrower; provided, that, the foregoing shall not restrict the right of any Principal Subsidiary created to hold generating or transmission assets to enter into any such Financing Agreement in connection with the incurrence of Indebtedness that (i) is non-recourse to the Borrower, and (ii) is incurred to acquire, construct or otherwise develop generating or transmission assets.
Section 8.10        Sanctions. Directly or indirectly, use any Borrowing or the proceeds of any Borrowing, or lend, contribute or otherwise make available such Borrowing or the proceeds of any Borrowing to any Person, to fund any activities of, or business with, any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including, without limitation, any Person participating in the transaction, whether as a Lender, a Joint Lead Arranger, a Sustainability Coordinator, the Administrative Agent, the Swing Line Lender, or otherwise) of Sanctions.
Section 8.11        Anti-Corruption Laws. Directly or indirectly, use any Borrowing, or the proceeds of any Borrowing, for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other similar anti-corruption legislation in other jurisdictions.

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ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES
Section 9.01        Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrower fails to pay: (i) when and as required to be paid herein, any amount of principal of any Loan; or (ii) within five (5) calendar days after the same becomes due, any interest on any Loan, or any fee due hereunder; or (iii) within five (5) calendar days after the same becomes due, any other amount payable hereunder or under any other Loan Document, whether at the stated maturity or any accelerated date of maturity or at any other date fixed for payment; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, Section 7.02(a), Section 7.03(a) Section 7.05, Section 7.10, Section 7.11 or Article VIII; or
(c)    Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (that is not specified in the foregoing clauses (a) or (b)) contained in any Loan Document on its part to be performed or observed, and such failure continues for thirty (30) calendar days after written notice from the Administrative Agent; or
(d)    Representations and Warranties. Any representation or warranty made or deemed made by, or on behalf of, the Borrower or any Principal Subsidiary thereof in this Agreement or in any other Loan Document, or in any document(s) required to be delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect (or, with respect to any representation and warranty that is expressly qualified by materiality, in any respect) when made or deemed made; or
(e)    Cross-Default. (i) The Borrower or any Principal Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to any applicable grace period) in respect of any Indebtedness (other than (I) Indebtedness of the Borrower under this Agreement, and (II) Indebtedness under Swap Contracts) having an aggregate principal amount (including, without limitation, undrawn committed or available amounts, and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded (or commitments to lend with respect to such Indebtedness to be terminated) or to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case of the foregoing, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs, under any Swap Contract, an Early Termination Date (or substantially similar term, as defined in such Swap Contract) resulting from an event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary thereof is the Defaulting Party (or substantially similar term, as defined in such Swap Contract), with respect to which the Swap Termination Value owed by the Borrower or any Principal Subsidiary thereof as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. The Borrower or any Principal Subsidiary thereof: (i) institutes, or consents to the institution of, any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or (ii) applies for, or consents to the appointment of, any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it, or for all, or any material part, of its respective property; or (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person, and the appointment continues undischarged or unstayed for a period of ninety (90) calendar days; or (iv) any proceeding under any Debtor Relief Law relating to any such Person, or to all, or any material part, of its respective property, is instituted without the consent of such Person and continues undismissed or unstayed for a period of ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

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(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Principal Subsidiary thereof becomes unable, or admits in writing its inability, or fails generally, to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all, or any material part, of the respective properties of the Borrower and its Principal Subsidiaries that is not released, vacated or fully bonded within ninety (90) calendar days after the date of its issue or levy; or
(h)    Judgments. There is entered against the Borrower or any Principal Subsidiary thereof (i) a final judgment or order for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one (1) or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect, and, in any such case of the foregoing clauses (h)(i) and (h)(ii): (A) enforcement proceedings are commenced by any creditor upon such judgment or order that are not stayed within thirty (30) calendar days; or (B) there is a period of thirty (30) consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted, or could reasonably be expected to result, in direct liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, in an aggregate amount in excess of the Threshold Amount; or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction and payment in full of all of the Obligations, ceases to be in full force and effect; or (ii) the Borrower or any other Person contests, in any manner, the validity or enforceability of any provision of any Loan Document; or (iii) the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
Section 9.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable by the Borrower hereunder or under any other Loan Document, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    exercise, on behalf of itself and the Lenders, all rights and remedies against the Borrower and its property available to it and the Lenders under the Loan Documents;
provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Principal Subsidiary thereof under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case of the foregoing, without further act of the Administrative Agent or any Lender.
Section 9.03        Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent to the then outstanding Obligations in the following order:
(a)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including, without limitation, fees, charges and disbursements of counsel

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to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including, without limitation, fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;
(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Third clause held by them;
(d)    Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Fourth clause held by them; and
(e)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Law.
ARTICLE X

ADMINISTRATIVE AGENT
Section 10.01        Appointment and Authority. Each of the Lenders hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, and none of the Lenders or the Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law; instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.
Section 10.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with, the Borrower or any Subsidiary or other Affiliate thereof, as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.
Section 10.03        Exculpatory Provisions. Neither the Administrative Agent, any Joint Lead Arranger nor any Sustainability Coordinator shall have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder (if any) shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, any Joint Lead Arranger, any Sustainability Coordinator, nor any of the respective Related Parties of any of the foregoing:
(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan

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Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall have any duty or responsibility to disclose, and none of them shall be liable for the failure to disclosure, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to, obtained by, or in the possession of any of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators, or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall be liable for any action taken, or not taken, by the Administrative Agent under, or in connection with, this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby (i) with the consent, or at the request, of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final, non-appealable judgment); further, the Administrative Agent shall be deemed not to have knowledge of any Default or any Event of Default, unless and until written notice describing such Default or such Event of Default is given to a Responsible Officer of the Administrative Agent by the Borrower or a Lender; and
(e)    shall be responsible for, or have any duty or obligation to any Lender, any participant or any other Person to ascertain or inquire into: (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder, or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, or the occurrence of any Default or of any Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, without limitation, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that, by its terms, must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants, and other experts selected by it, and shall not be liable for any action taken, or not taken, by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent. The Administrative Agent, and any such sub-agent, may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as

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Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines, in a final and non-appealable judgment, that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 10.06        Resignation of Administrative Agent.
(a)    The Administrative Agent may, at any time, give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld, conditioned or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) calendar days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof in Section 1.01, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent, and, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld, conditioned or delayed, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) calendar days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent Administrative Agent’s resignation (or removal) hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties, in respect of any actions taken, or omitted to be taken, by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by, or removal of, Barclays as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation or removal, as the case may be, as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (iii) such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring Swing Line Lender; and (iv) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

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Section 10.07        Non-Reliance on the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Other Lenders.
(a)    Each Lender expressly acknowledges that none of the Administrative Agent, any Joint Lead Arranger nor any Sustainability Coordinator has made any representation or warranty to it, and that no act by the Administrative Agent, any Joint Lead Arranger or any Sustainability Coordinator hereafter taken, including, without limitation, any consent to, and acceptance of, any assignment or review of the affairs of the Borrower (or any Affiliate thereof) shall be deemed to constitute any representation or warranty by the Administrative Agent, any Joint Lead Arranger or any Sustainability Coordinator to any other Lender as to any matter, including, without limitation, as to whether the Administrative Agent, any Joint Lead Arranger or any Sustainability Coordinator has disclosed material information in their (or their respective Related Parties’) possession. Each Lender hereby represents to the Administrative Agent, each Joint Lead Arranger and each Sustainability Coordinator that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Sustainability Coordinator, any other Lender, or any of the respective Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Sustainability Coordinator, any other Lender, or any of the respective Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking, or not taking, action under, or based upon, this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.
(b)    Each Lender hereby represents and warrants that: (i) (A) the Loan Documents set forth the terms of a commercial lending facility, and (B) such Lender is engaged in the making, acquiring or holding of commercial loans in the ordinary course, and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not, in any event, for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender hereby agrees not to assert a claim in contravention of the foregoing; and (ii) such Lender is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities as set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, or to provide such other facilities, as the case may be, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 10.08        No Other Duties; Etc. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, none of the Joint Lead Arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a Sustainability Coordinator hereunder.
Section 10.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise, and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, and all other amounts due the Lenders and the Administrative Agent under Section 2.08 and Section 11.04) allowed in such judicial proceeding; and

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(b)    to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent, and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.08 and Section 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to, or accept or adopt on behalf of any Lender, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 10.10        Lender ERISA Representations.
(a)    Each Lender (A) represents and warrants, as of the date on which such Person became a Lender party hereto, to, and (B) covenants, from the date on which such Person became a Lender party hereto to the date on which such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, the Borrower, that at least one (1) of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Revolving Commitments and/or this Agreement, as the case may be;
(ii)    the transaction exemption set forth in one (1) or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement;
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments and this Agreement; (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of any Responsible Officer of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless the foregoing clause (a)(i) is true with respect to a Lender, or such Lender has provided another representation, warranty and covenant as provided in the foregoing clause (a)(iv), such Lender further (A) represents and warrants, as of the date on which such Person became a Lender party hereto, to, and (B) covenants, from the date on which such Person became a Lender party hereto to the date on which such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, the Borrower, that none of the Administrative Agent or any Joint Lead Arranger, or any of their respective Affiliates, is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Revolving Commitments and/or this Agreement, as the case may be (including in connection with the reservation or exercise of any rights by the

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Administrative Agent under this Agreement, any Loan Document, or any documents related to hereto or thereto).
Section 10.11        Recovery of Erroneous Payments. Without limitation of any other provision of this Agreement, if, at any time, the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation then due and owing by the Borrower at such time, where such payment (or any portion thereof) is a Rescindable Amount, then, in any such event, each Lender receiving a Rescindable Amount (or portion thereof) severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount (or portion thereof) received by such Lender, in immediately available funds in Dollars, with interest thereon, for each day from, and including, the date on which such Rescindable Amount (or portion thereof) is received by or made available to it to, but excluding, the date of payment thereof to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount (or portion thereof) received by it. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
ARTICLE XI

MISCELLANEOUS
Section 11.01        Amendments, Etc. Subject to Section 2.17 and Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure therefrom by the Borrower, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given, provided, that:
(a)    no such amendment, waiver or consent shall:
(i)    extend (except as provided for in Section 2.16) or increase the Revolving Commitment of a Lender (or reinstate any Revolving Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Revolving Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02, or of any Default, any Event of Default or a mandatory reduction in Revolving Commitments, is not considered an extension or increase in Revolving Commitments of any Lender);
(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them), or any scheduled or mandatory reduction of the Revolving Commitments hereunder or under any other Loan Document, in each case of the foregoing, without the written consent of each Lender entitled to receive such payment or whose Revolving Commitments are to be reduced, as the case may be;
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, in each case of the foregoing, without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” in Section 1.01, or to waive any obligation of the Borrower to pay interest at the Default Rate;
(iv)    change any provision of this Section 11.01 or the definition of “Required Lenders” in Section 1.01, in each case of the foregoing, without the written consent of each Lender;

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(v)    change the provisions of Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby, in each case of the foregoing, without the written consent of each Lender;
(b)    unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and
(c)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document:
(i)    the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;
(ii)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that, by its terms, requires the consent of all Lenders or each affected Lender, as the case may be, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that: (A) the Revolving Commitment of any Defaulting Lender may not be increased or extended, nor any principal amount(s) owed to any Defaulting Lender reduced nor the final maturity thereof extended, in each case of the foregoing, without the consent of such Lender; and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, as the case may be, that, by its terms, affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;
(iii)    each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein;
(iv)    the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding, and such determination shall be binding on all of the Lenders;
(v)    this Agreement may be amended in accordance with Section 3.03 (with only the consents and/or approvals expressly required thereby);
(vi)    this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the relevant Lenders providing such additional credit facilities to: (A) add one (1) or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder, and the accrued interest and fees in respect thereof, to share ratably in the benefits of this Agreement and the other Loan Documents, and the Loans and the accrued interest and fees in respect thereof, and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and (B) change, modify or alter Section 2.12 or Section 9.03, or any other provision hereof relating to the pro rata sharing of payments among the Lenders, solely to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (vi) and for no other purpose;
(vii)    this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment (or such amendment and restatement): (A) such Lender shall no longer be a party to this Agreement (as so amended or so amended and restated); (B) the Revolving Commitments of such Lender shall have been terminated; (C) such Lender shall have no other commitment(s) and/or obligation(s) hereunder or under any other Loan Document; and (D) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents;

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(viii)    this Agreement and the other Loan Documents may be amended in accordance with Section 2.17 with only the consent of the Borrower and the Sustainability Coordinators; and
(ix)    if, following the Effective Date, the Administrative Agent and the Borrower, acting together, identify any ambiguity, omission, mistake, typographical error and/or other defect in any provision of this Agreement or any other Loan Document (including, without limitation, the schedules and exhibits hereto or thereto), then the Administrative Agent and the Borrower shall be permitted to amend, restate, amend and restate, supplement and/or otherwise modify such provision to cure such ambiguity, omission, mistake, typographical error and/or other defect, and such amendment (or amendment and restatement, as the case may be) shall become effective without any further action or consent of any other party to this Agreement.
Section 11.02        Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except, in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices and other communications delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO

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WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction, by a final and non-appealable judgment, to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that, in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. The Borrower, the Administrative Agent and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record: (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at, or on behalf of, such Public Lender to, at all times, have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including, without limitation, U.S. Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of U.S. Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices, Swing Line Loan Notices and Prepayment Notices) purportedly given by, or on behalf of, the Borrower, even if: (i) such notices were not made in a manner specified herein, were incomplete, or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by, or on behalf of, the Borrower. All telephonic notices to, and other telephonic communications with, the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.03        No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by applicable Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders, provided, that: (a) the foregoing shall not prohibit (i) the Administrative Agent from exercising, on its own behalf, the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and (b) if, at any time, there is no Person acting as Administrative Agent

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hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02, and (ii) in addition to the matters set forth in the foregoing clauses (a)(ii), (a)(iii) and (a)(iv) and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 11.04        Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender (including, without limitation, the reasonable fees, charges and disbursements of one (1) primary counsel and, to the extent reasonably necessary, one (1) special and one (1) local counsel in each applicable jurisdiction for the Administrative Agent and for all of the Lenders as a group (and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent and/or each Lender subject to such conflict)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and reasonable related expenses (including, without limitation, the reasonable fees, charges and disbursements of one (1) primary counsel and, to the extent reasonably necessary, one (1) special and one (1) local counsel in each applicable jurisdiction for the Indemnitees (and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the Administrative Agent and/or each Lender subject to such conflict)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use, or proposed use, of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related, in any way, to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction, by final and non-appealable judgment, to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Reimbursement by Lenders. To the extent that the Borrower, for any reason, fails to indefeasibly pay any amount required under the foregoing clauses (a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by, or asserted against, the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of

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liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use, or proposed use, of the proceeds thereof. No Indemnitee referred to in the foregoing clause (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents, or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 11.05        Payments Set Aside. To the extent that any payment by, or on behalf of, the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including, without limitation, pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect, as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent, upon demand, its applicable share (without duplication) of any amount so recovered from, or repaid by, the Administrative Agent, plus interest thereon from, and including, the date of such demand to, and including, the date such payment is made, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under the foregoing clause (b) shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 11.06        Successors and Assigns.
(a)    Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the parties hereto and thereto and their respective successors and assigns permitted hereby, provided, that, the Borrower shall not assign, or otherwise transfer, any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except: (i) to an assignee in accordance with the provisions of clause (b) below; (ii) by way of participation in accordance with the provisions of clause (d) below; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under, or by reason of, this Agreement.
(b)    Assignments by Lenders. Any Lender may, at any time, assign to one (1) or more assignees all, or a portion, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all, or a portion, of its Revolving Commitment and the Loans (including, for purposes of this clause (b), participations in Swing Line Loans) at the time owing to it), provided, that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it, or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)    in any case not described in the foregoing clause (b)(i)(A), the aggregate amount of the Revolving Commitment (which, for this purpose, includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million Dollars ($5,000,000), in the case of an assignment of Revolving Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Required Consents. No consent shall be required for any assignment, except to the extent required by the foregoing clause (b)(i)(B), and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, unless (I) an Event of Default has occurred and is continuing at the time of such assignment, or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of the Revolving Commitment subject to such assignment, an Affiliate of such Lender, or an Approved Fund with respect to such Lender; and
(C)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Commitment.
(iii)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iv)    No Assignment to Certain Persons. No such assignment shall be made: (A) to the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b)(iv)(B); or (C) to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, a natural person).
(v)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting

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Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy, in full, all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon); and (B) acquire (and fund, as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding anything to the contrary in the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (b), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to the acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b), shall be treated, for purposes of this Agreement, as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Swing Line Lender or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all, or a portion, of such Lender’s rights and/or obligations under this Agreement (including, without limitation, all, or a portion, of its Revolving Commitment and/or the Loans (including, without limitation, such Lender’s participations in Swing Line Loans) owing to it), provided, that: (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)(i) through (a)(v) of Section 11.01 that affects such Participant. Subject to clause (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to the foregoing clause (b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters

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the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all, or any portion, of the Participant Register (including, without limitation, the identity of any Participant, or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. No sale of a participation shall be effective unless and until it has been recorded in the Participant Register as provided in this clause (d).
(e)    Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Furthermore, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01, unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if, at any time, Barclays assigns all of its Revolving Commitment and Loans pursuant to the foregoing clause (b), Barclays may, upon thirty (30) calendar days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Barclays as Swing Line Lender, as the case may be. If Barclays resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring Swing Line Lender, as the case may be.
Notice by the Administrative Agent to the Borrower of any assignment made under this Section 11.06 shall be provided as may be agreed in writing from time to time between the Borrower and the Administrative Agent.
Section 11.07        Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of, or Participant in, or any prospective

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assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available, other than as a result of a breach of this Section 11.07, or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (i) to rating agencies if requested or required by such agency in connection with a rating relating to the Loans hereunder; and (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitments.
For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that, in the case of information received from the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that: (A) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with applicable Law, including U.S. federal and state securities Laws.
Section 11.08        Set-off. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates, is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate to, or for the credit or the account of, the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document, and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing, in reasonable detail, the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid, or agreed to be paid, under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium, rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of the Obligations hereunder.

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Section 11.10        Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 11.11        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto, or in connection herewith or therewith, shall survive the execution and delivery hereof and thereof. Such representations and warranties have been, or will be, relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender, or on its or their behalf, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or any Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 11.12        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate, or render unenforceable, such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if, and to the extent, that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 11.13        Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01, but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) any Lender is a Non-Extending Lender pursuant to Section 2.16(b), or (v) any Lender is a Defaulting Lender, then, in any such case of the foregoing clauses (i) through (v), the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with, and subject to, the rights and restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment), provided, that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to one hundred percent (100.0%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, without limitation, any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s or a Non-Extending Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Approved Fund

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consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Lender or such Non-Extending Lender, as applicable, to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender or such Non-Extending Lender, and the mandatory assignment of such Non-Consenting Lender’s or such Non-Extending Lender’s, as applicable, Revolving Commitments and outstanding Loans and participations in Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender or such Non-Extending Lender, as applicable, of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 11.14        Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FOREGOING CLAUSE (b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.15        Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

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INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
Section 11.16        Electronic Execution; Electronic Records; Counterparts.
(a)    This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrower, the Administrative Agent and each Lender (collectively (including the Borrower), the “Executing Parties”, and each individually, an “Executing Party”) agree that any Electronic Signature on, or associated with, any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof, to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one (1) and the same Communication. For the avoidance of doubt, the authorization provided under this clause (a) may include the use or acceptance of a manually signed paper Communication that has been converted into electronic form (such as scanned into a “.pdf” format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the other Executing Parties may, at its option, create one (1) or more copies of any Communication in the form of an imaged Electronic Record (an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, neither the Administrative Agent nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format, unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limitation of the foregoing, (i) to the extent that the Administrative Agent and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the other Executing Parties shall be entitled to rely on any such Electronic Signature purportedly given by, or on behalf of, the Borrower, any Lender and/or any other Executing Party, without further verification thereof and regardless of the appearance or form of such Electronic Signature, and (ii) upon the request of the Administrative Agent or any other Executing Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.
(b)    Neither the Administrative Agent nor the Swing Line Lender shall be responsible for, or have any duty to ascertain or inquire into, the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument, certificate and/or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s and/or the Swing Line Lender’s respective reliance on any Electronic Signature transmitted by telecopy, emailed in “.pdf” form or transmitted by any other electronic means). Each of the Administrative Agent and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under, or in respect of, this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(c)    The Borrower and each other Executing Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document (or any other agreement(s), certificate(s), instrument(s) and/or document(s) executed in connection herewith or therewith) based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such other agreement(s), certificate(s), instrument(s) and/or document(s), and (ii) any claim against the Administrative Agent and/or any other Executing Party (and/or any of their respective Related Parties) for any liabilities arising solely from the Administrative Agent’s and/or any other Executing Party’s reliance on, or use of, Electronic Signatures, including, without limitation, any liabilities arising as a result of the failure of the

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Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 11.17        USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself, and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act and, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.
Section 11.18        No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Lenders are, in each case, arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Lenders, as applicable, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Lenders each is, and has been, acting solely as a principal, and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as, an advisor, agent or fiduciary for the Borrower, any Affiliate of the Borrower or any other Person, and (ii) none of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby, except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators, the Lenders, and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Coordinators and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger, any Sustainability Coordinator or any Lender with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
Section 11.19        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent that any Lender that is an Affected Financial Institution is party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent that such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction, in full or in part, or cancellation of any such liability, (ii) a conversion of all, or a portion, of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to, or otherwise conferred on, it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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Section 11.20        Acknowledgement Regarding any Supported QFCs.
(a)    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the U.S. Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act and Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder or in connection therewith, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States.
(b)    In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 11.21        Amendment and Restatement; Reallocation; New Lenders.
(a)    Amendment and Restatement. Each of the parties hereto hereby agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto or any other Person: (i) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (ii) all Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement that are outstanding on the Effective Date shall, in all respects, be continuing and shall be deemed to constitute Obligations hereunder, except as expressly modified hereby, and this Agreement shall not constitute a novation of any such Obligations (as defined in the Existing Credit Agreement) or of any of the respective rights, duties and/or obligations of any of the parties hereunder; and (iii) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed (without further amendment) to refer to this Agreement.
(b)    Reallocation. The Administrative Agent, the Borrower and the Lenders each hereby acknowledge and agree that the Revolving Commitments of each Lender as set forth on Schedule 2.01 are the Revolving Commitments of such Lender as of the Effective Date, with the reallocation of Loans outstanding under the Revolving Commitments of the Lenders as they existed immediately prior to the Effective Date having been made per instructions from the Administrative Agent, and neither any Assignment and Assumption nor any other action(s) of any Person is required in order to give effect to such Revolving Commitments as set forth on Schedule 2.01.
(c)    New Lenders. From and after the Effective Date, by execution of this Agreement, each Person identified as a “Lender” on each signature page hereto that is not already a Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person shall be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement and the other Loan Documents, and such Person shall have all of the obligations of a Lender hereunder as if such Person had executed the Existing Credit Agreement and continued as a Lender hereunder on the Effective Date in accordance with the foregoing clause (a). Each such Person hereby ratifies, as of the Effective Date, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders that are contained in this Agreement and each of the other Loan Documents.

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[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Agreement to be duly executed and delivered by their below respective duly authorized officers as of the day and year first written above.
BORROWER:        NSTAR ELECTRIC COMPANY,
a Massachusetts corporation
By: /s/ Emilie O’Neil
Name:    Emilie O’Neil
Title:    Assistant Treasurer – Corporate Finance & Cash Management
[Signature Pages Continue]

Signature Page to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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ADMINISTRATIVE AGENT:     BARCLAYS BANK PLC,
as Administrative Agent
By: /Sydney G. Dennis
Name:    Sydney G. Dennis
Title:    Director
[Signature Pages Continue]

Signature Page to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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LENDERS:                BARCLAYS BANK PLC,
as Swing Line Lender and as a Lender
By: /Sydney G. Dennis
Name:    Sydney G. Dennis
Title:    Director
[Signature Pages Continue]

Signature Page to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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BANK OF AMERICA, N.A.,
as a Lender
By: /s/ Dee Dee Farkas
Name:    Dee Dee Farkas
Title:    Managing Director
[Signature Pages Continue]

Signature Page to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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[Remaining Lender Signature Pages Intentionally Omitted; See Lender Signature Packet]
Signature Page to Second Amended and Restated Credit Agreement (NSTAR Electric Company)
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